Exhibit 2.1

ACQUISITION AGREEMENT
by and among
CAL DIVE INTERNATIONAL PTE. LTD.,
CAL DIVE OFFSHORE CONTRACTORS, INC., AND
SHELF SUBSEA SERVICES PTE. LTD.

dated as of June 15, 2015

Article I	DEFINITIONS	2
1.1	Certain Definitions.	2
Article II	CLOSING	17
2.1	Closing	17
2.2	Electronic Closing	17
Article III	ACQUISITION OF SHARES AND THE ASSETS	17
3.1	Sale and Purchase of Shares and the Assets	17
3.2	Consideration	18
3.3	Payment of Purchase Price	18
3.4	Purchase Price Adjustment.	18
3.5	Deposit	21
3.6	Delivery of Shares and Assets; Assignment of Stockholder Leases.	22
3.7	Assets Sold "As Is Where Is	23
Article IV	REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER	23
4.1	Organization and Good Standing	23
4.2	Authorization of Agreement	24
4.3	No Conflict	24
4.4	Consents and Approvals	25
4.5	Capitalization.	25
4.6	No Subsidiaries; Joint Ventures	25
4.7	Corporate Records.	26
4.8	Ownership and Transfer of Shares	26
4.9	Financial Statements.	26
4.1	Absence of Certain Developments	27
4.1	Taxes	27
4.1	Real Property.	29
4.1	Personal Property; Assets.	30
4.1	Intellectual Property.	30
4.2	Material Contracts.	30
4.2	Employee Benefits.	31
4.2	Labor.	31
4.2	Litigation	33
4.2	Compliance with Laws; Permits.	34
4.2	Environmental Matters	34
4.2	Insurance	34
4.2	Accounts and Notes Receivable and Payable.	34
4.2	Bank Accounts; Records.	35
4.2	Financial Advisors	35
4.3	No Other Representation and Warranties	35
Article V	REPRESENTATIONS AND WARRANTIES OF PURCHASER	35
5.1	Organization and Good Standing	35
5.2	Authorization of Agreement	35
5.3	No Conflict	36
5.4	Consents and Approvals	36
5.5	Litigation	36
5.6	Financial Advisors	36
5.7	Sufficient Funds	36
Article VI	COVENANTS	37
6.1	Conduct of Business Pending Closing.	37
6.2	Approval Order; Competing Transactions.	39
6.3	Access to Information Concerning Properties and Records.	40
6.4	Efforts; Further Assurances	41
6.5	Non-Competition; Non-Solicitation; Confidentiality.	41
6.6	Supplements to Schedules	43
6.7	Preservation of Records.	43
6.8	Publicity.	44
6.9	Use of Name	44
6.1	Investigation	45
6.1	Further Action	45
6.1	Employee and Benefit Matters.	45
6.1	Maintenance and Enforcement of Insurance Policies	45
6.1	Stockholder Release	46
6.2	Purchaser Release	46
6.2	Resignations	46
6.2	Conveyance and Assumption Instruments	46
6.2	Additional Employee Information	47
6.2	Chevron Retention	47
Article VII	CONDITIONS TO CLOSINGS	47
7.1	Conditions to Obligations of Stockholder to Closing	47
7.2	Conditions to Obligations of Purchaser to Closing	48
Article VIII	SURVIVAL; INDEMNIFICATION	50
8.1	Survival of Representations and Warranties	50
8.2	Indemnification by Stockholder	51
8.3	Indemnification by Purchaser	51
8.4	Other Claims, Payment	51
8.5	Satisfaction of Claims from the Escrow Account; Limit on Claims.	52
8.6	Deductible	52
Article IX	TAX MATTERS	52
9.1	Transfer Taxes	52
9.2	Purchase Price Allocation.	53
Article X	TERMINATION AND WAIVER	53
10.1	Termination Prior to Closing	53
10.2	Effects of Termination Prior to Closing.	55
10.3	Waiver	56
10.4	Parent Undertaking.	56
Article XI	GENERAL PROVISIONS	58
11.1	Expenses	58
11.2	Notices	58
11.3	Severability	59
11.4	Entire Agreement	60
11.5	Assignment	60
11.6	No Third-Party Beneficiaries	60
11.7	Amendment	60
11.8	Governing Law	60
11.9	Waiver of Jury Trial	60
11.1	Rules of Construction	61
11.1	Counterparts	61
11.1	Specific Performance.	61
11.1	Failure or Delay Not Waiver; Remedies Cumulative	62

EXHIBITS AND SCHEDULES:

Exhibit A –List of Transition Services
Exhibit B – Form of Stalking Horse Order

Schedule 1.1(a) Stockholder Assets
Schedule 1.1(b) Fixed Asset Register
Schedule 1.1(c) Vessels
Schedule 1.1(d) Parent Assets
Schedule 1.1(e) Additional Excluded Liabilities
Schedule 4.9(a)(i) Financial Statements
Schedule 4.11 Taxes
Schedule 4.15 Material Contracts
Schedule 4.16 Employee Liabilities
Schedule 4.17(a) Labor Contracts
Schedule 4.17(c) Employees
Schedule 4.17(k) Workers Compensation
Schedule 4.18 Litigation
Schedule 4.19 Permits
Schedule 4.23(a)(i) Bank Accounts

ACQUISITION AGREEMENT
This ACQUISITION AGREEMENT (this "Agreement") is made and entered into effective as of June 15, 2015, by and among Cal Dive International Pte. Ltd., a Singapore private company limited by shares ("Stockholder"), Cal Dive Offshore Contractors, Inc., a Delaware corporation and the sole stockholder of Stockholder ("Parent"), and Shelf Subsea Services Pte. Ltd., a Singapore private company limited by shares ("Purchaser"). Stockholder, Parent and Purchaser are sometimes individually referred to as a "Party" and collectively as the "Parties."
RECITALS
WHEREAS, Stockholder owns all of the fully paid ordinary shares in the capital (the "Shares") of Cal Dive International (Australia) Pty Ltd, an Australian proprietary limited company ("Company");
WHEREAS, Company is engaged in the business of providing saturation diving, air diving, diving manning services, provision of specialist vessels and ROVs and diving project management services, primarily to the offshore oil and natural gas industry (the "Business");
WHEREAS, Stockholder desires to sell to Purchaser, and Purchaser desires to purchase from Stockholder, the Shares and the Stockholder Assets (as hereinafter defined) upon the terms and conditions hereinafter set forth;
WHEREAS, Parent desires to sell to Purchaser, and Purchaser desires to purchase from Parent, the Parent Assets (as hereinafter defined) upon the terms and conditions hereinafter set forth;
WHEREAS, on March 3, 2015, Parent and certain of its affiliates (collectively, the "Debtors") filed voluntary petitions for relief with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") under chapter 11 of title 11 of the United States Code (as amended, the "Bankruptcy Code"), such cases being jointly administered under Case No. 15-10458 (CSS) (the "Bankruptcy Case"); and
WHEREAS, this Agreement and the transactions contemplated hereby are subject to the approval of the Bankruptcy Court.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I

 DEFINITIONS
1.1            Certain Definitions.
(a)            For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

"Accounting Standards" means:
(a)            the accounting standards required under the Corporations Act (including the Approved Accounting Standards issued by the Australian Accounting Standards Board) and other mandatory professional reporting requirements issued by the joint accounting bodies (including the Australian Accounting Standards issued either jointly by CPA Australia and the Institute of Chartered Accountants in Australia or by the Australian Accounting Research Foundation on behalf of CPA Australia and the Institute of Chartered Accountants in Australia); and

(b)            if no accounting standard applies under the Corporations Act or other mandatory professional reporting requirements, the principles set out in Australian Statements of Accounting Concepts.

"Acquisition Documents" has the meaning set forth in Section 4.2.
"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. References in this Agreement to Affiliates of Stockholder prior to the Closing include Company unless stated otherwise and references in this Agreement to Affiliates of Purchaser following the Closing include Company unless stated otherwise.
"Affiliate Contract" means a Contract between (a) Stockholder or any of its Affiliates (other than Company), on the one hand, and (b) Company, on the other hand.
"Agreement" has the meaning set forth in the Preamble.
"Air Spreads" means the Australian Air Spreads, the UK Air Spreads and the US Air Spreads.
"Approval Order" means an Order of the Bankruptcy Court in the Bankruptcy Case in form and substance acceptable to Purchaser in its reasonable discretion but in all events consistent with this Agreement (i) approving and authorizing Parent and its Affiliates to take any action necessary to authorize Stockholder and Parent to enter into this Agreement and to effectuate and consummate the transactions contemplated hereby and perform under this Agreement, (ii) approving and authorizing, pursuant to Bankruptcy Code §§ 363(b) and (f), the sale of any Shares or the Assets that are property of Parent's or its Affiliates' bankruptcy estates free and clear of all claims, Liens and other interests and finding that Purchaser is a "good faith" purchaser within the meaning of Bankruptcy Code § 363(m) with respect to such sale, (iii) approving and authorizing the release of any Liens of Creditors in the Shares and the Assets, including any Liens or adequate protection Liens granted under the Financing Order, and (iv) containing other authorizations, findings, and relief requested or consented to by Purchaser.
"April Balance Sheet" has the meaning set forth in Section 4.9(a).
"Arbitrator" has the meaning set forth in Section 3.4(b)(iii).
"Assets" means the Company Assets, the Stockholder Assets and the Parent Assets. The "Assets" shall not include the portable saturation diving system generally referred to as "SAT9".
"Assignment and Assumption Agreement" means (i) an agreement providing for the assignment by Stockholder of Stockholder's right, title and interest in and to the Stockholder Assets and (ii) an agreement providing for the assignment by Parent of Parent's right, title and interest in and to the Parent Assets.
"Australian Air Spreads" means the air spreads identified on the Fixed Asset Register and are located in Australia and any other location other than the United States of America and the United Kingdom.
"Balance Sheet Date" has the meaning set forth in Section 4.9(a).
"Bankruptcy Case" has the meaning set forth in the Recitals.
"Bankruptcy Code" has the meaning set forth in the Recitals.
"Bankruptcy Court" has the meaning set forth in the Recitals.
"Base Purchase Price" has the meaning set forth in Section 3.2(a).
"Bid Procedures" means the bidding, auction, or sale procedures approved by the Bankruptcy Court and attached as an exhibit to the Bid Procedures Order.
"Bid Procedures Order" means an Order of the Bankruptcy Court substantially in the form attached as Exhibit A to the Debtors' Motion for (I) Order Approving (A) Bid Procedures, (B) Procedures for Assumption and Assignment of Executory Contracts and Unexpired Leases, (C) Procedures for Establishing Lien Reserves, and (D) Related Notices and Relief, and (II) Order Approving (A) Sale of Substantially All Assets Free and Clear of All Liens, Claims, Encumbrances, and Other Interests under Bankruptcy Code Sections 105, 363(B), (F), and (M), (B) Assumption, Assignment, and Sale of Executory Contracts and Unexpired Leases under Bankruptcy Code Sections 363 and 365, (C) Lien Reserves, and (D) Related Relief [Docket No. 426], with such changes, if any, with respect to any transaction involving the Shares or the Assets, as shall be acceptable in form and substance to Purchaser and otherwise as shall be reasonably acceptable to Purchaser.
"Break-Up Fee" has the meaning set forth in Section 10.2(b).
"Business" has the meaning set forth in the Recitals.
"Business Day" means any day of the year on which national banking institutions in each of Delaware, USA, Perth, Australia and Singapore are open to the public for conducting business and are not required or authorized to close.
"Cal Dive Marks" has the meaning set forth in Section 4.14.
"Cash" means all cash and cash equivalents, excluding any cash collateral posted as credit support by or on behalf of Company in any reserve account.
"Cash Amount" means the amount of Cash as of the Closing Date.
"Chevron Australia" means Chevron Australia Pty. Ltd. (A.B.N. 29 086 197 757)
"Chevron Contract" means Service Order No. 4 by and between Chevron Australia and Company under that certain Contractor Services Contract No. C1215864 dated 21 May 2014 between Chevron Australia and Company.
"Chevron Receivable" means one-half of the aggregate amount that Chevron Australia is entitled to retain from certain payments to Company pursuant to Section 8(g)(x) of the Chevron Contract, which one-half portion amount Chevron Australia is obligated to pay upon completion of the Chevron Contract.
"Chevron Retention" means one-half of the aggregate amount Chevron Australia is entitled to retain from certain payments to Company pursuant to Section 8(g)(x) of the Chevron Contract, which one-half portion amount Chevron Australia is obligated to pay at the end of the Warranty Period (as such term is defined in the Chevron Contract).
"Claims" has the meaning set forth in Section 8.2.
"Claims Expiration Date" has the meaning set forth in Section 8.1.
"Closing" has the meaning set forth in Section 2.1.
"Closing Date" means the date the Closing occurs pursuant to Section 2.1.
"Closing Indebtedness" means the Indebtedness of Company as of the Closing.
"Closing Statement" has the meaning set forth in Section 3.4(b)(i).
"Closing Transaction Expenses" means the Transaction Expenses incurred but unpaid as of the Closing.
"Closing Working Capital" means the Working Capital as of the Closing.
"Code" means the Internal Revenue Code of 1986, as amended.
"Company" has the meaning set forth in the Recitals.
"Company Assets" means all the properties and assets of Company as reflected on the Fixed Asset Register, including the SAT1 System, the Vessels, the Air Spreads and the ROVs.
"Company Leases" means, collectively, (i) the Lease by and between Company and Holford Investment Trust dated March 16, 2003 for the property located at 10 Leeway Court, Osborne Park, WA 6017, (ii) the Lease by and between Company and Donald Robert Jeffes dated July 26, 2013 for the property located at 30 Sarich Court, Osborne Park, WA 6017, (iii) the Lease by and between Company and Philip Henderson dated June 30, 2004 for the property located at 16(B) Wade Court, Sale, VIC 3850 and (iv) the Lease by and between Company and Maxwell and Susan Wendelin dated March 5, 2015 for the property located at 1 Augustus Drive, Karratha, WA 6714, each as more particularly described therein and as amended, supplemented or otherwise modified from time to time.
"Competing Transaction" means, other than the consummation of the transactions with Purchaser under this Agreement, (i) any sale, transfer or other disposition, directly or indirectly, of any of the Shares or Assets, including by any credit or foreclosure bid from any secured creditor, or as part of any transaction involving other assets of Parent, Stockholder or any of their Affiliates, (ii) any issuance, sale, transfer or other disposition, in each case by Company, of any class of equity securities, ownership interests or voting securities in Company;  (iii) any merger, consolidation, recapitalization, business combination or other similar transaction involving Stockholder or Company or (iv) any other restructuring or reorganization for, or liquidation of, Stockholder or Company.
"Confidential Information" has the meaning set forth in Section 6.5(b).
"Contaminated" has the meaning given to that term by the Contaminated Sites Act 2003 (WA, Australia).
"Contamination" means any substance which causes land or water or a site to be Contaminated.
"Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.
"Corporations Act" means the Corporations Act 2001 (Cth, Australia).
"Credit Agreements" mean the First Lien Credit Agreement, the Second Lien Credit Agreement, and the DIP Credit Agreement.
"Creditors" mean the First Lien Lenders, the Second Lien Lenders, and the DIP Lenders.
"Damages" has the meaning set forth in Section 8.2.
"Debtors" has the meaning set forth in the Recitals.
"Deductible" has the meaning set forth in Section 8.6.
"Deposit Funds" has the meaning set forth in Section 3.5.
"DIP Credit Agreement" means the Senior Secured, Super Priority Debtor-In-Possession Credit Agreement, dated as of March 3, 2015, among Cal Dive International, Inc. and the DIP Lenders, as amended, supplemented or otherwise modified from time to time.
"DIP Lenders" mean Bank of America, N.A., as L/C Issuer (as defined in the DIP Credit Agreement) and as administrative agent, and the lenders from time to time parties to the DIP Credit Agreement.
"Disclosure Schedules" or individually, a "Schedule," means the disclosure schedules delivered by Stockholder to Purchaser as of the date hereof and attached hereto, as may be supplemented in accordance with the terms hereof.
"Disputed Items" has the meaning set forth in Section 3.4(b)(ii).
"Employee" means each individual who is employed by Company immediately prior to the Closing and excludes any offshore employees hired on a project basis.
"Employee Benefit Plan" means each pension, retirement, welfare benefit, fringe benefit, deferred compensation, severance, equity option, equity appreciation rights, phantom equity, incentive, bonus, change in control, retention, salary continuation, leave (including but not limited to annual leave, personal leave and long service leave), disability, death benefit, medical, dental, life, superannuation, employee loan, educational assistance, employment, consulting or other benefit plan, program, policy, practice, agreement or arrangement sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Stockholder or any of its Affiliates (including Company), in each case, for the benefit of one or more Employees.
"Employee Liabilities" has the meaning set forth in Section 4.16(b).
"Environment" has the same meaning as under the Environmental Protection Act 1986 (WA, Australia).
"Environmental Costs and Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Body or other Person, which relates to the Environment, Contamination, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.
"Environmental Law" means any foreign, federal, state or local statute, regulation, delegated legislation, ordinance, rule of common law or other legal requirement in any way relating to the Environment.
"Environmental Permit" means any Permit required by Environmental Laws for the operation of Company or the Assets.
"ERISA" has the meaning set forth in Section 4.16(a).
"Escrow Account" has the meaning set forth in Section 3.3(a).
"Escrow Agent" means Wells Fargo Bank, National Association, a national banking association, or such other escrow agent as is mutually acceptable to the Parties.
"Escrow Agreement" means the Escrow Agreement to be entered into among the Escrow Agent, Purchaser and Stockholder in such form as is reasonably acceptable to the parties thereto.
"Estimated Closing Statement" has the meaning set forth in Section 3.4(a).
"Estimated Closing Working Capital" means Stockholder's good faith estimate of the Closing Working Capital.
"Excluded Liabilities" means the following Liabilities, of or relating to the ownership or operation of Company prior to the Closing Date, except to the extent such Liabilities are fully satisfied by Parent or its Affiliates on or prior to the Closing (without cost or liability to Company following the Closing Date):
(a)          any administrative expenses or fees or expenses of professional persons (including any attorney, consultant, financial advisor, broker or investment banker) employed or retained by Stockholder or any of its Affiliates in connection with, resulting from or attributable to any of the transactions contemplated by the Acquisition Documents or the Bankruptcy Case (except for any change of control payments);
(b)          all Taxes (or the non-payment thereof) of or with respect to Company, the Assets or the Business arising out of, in connection with or relating to the failure by Company to pay any payroll Taxes for any period prior to the Closing; and
(c)          any Liabilities arising as a result of the matters described in Schedule 1.1(e).
"Expense Payment" has the meaning set forth in Section 10.2(b).
"Final Allocation" has the meaning set forth in Section 9.2(a).
"Final Order" means an order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before, or under the supervision of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, (i) which has not been reversed, stayed, modified, amended, enjoined, set aside, annulled or suspended and (ii) with respect to which no stay shall have been issued in connection with any notice of appeal or petition for certiorari filed within any deadline provided by applicable Law and any deadline provided by applicable Law to file any such a notice of appeal or petition for certiorari shall have passed without any such a notice of appeal or petition for certiorari having been filed.
"Final Settlement Date" has the meaning set forth in Section 3.4(b)(ii).
"Final Statement" has the meaning set forth in Section 3.4(b)(iii).
"Financial Statements" has the meaning set forth in Section 4.9(a).
"Financing" has the meaning set forth in Section 5.7.
"Financing Commitments" has the meaning set forth in Section 5.7.
"Financing Order" means the Final Order (I) Authorizing Debtors to (A) Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(C)(1), 364(C)(2), 364(C)(3), 364(D)(1) and 364(E), (B) Grant Senior Liens and Superpriority Administrative Expense Status, and (C) Utilize Cash Collateral Pursuant to 11 U.S.C. § 363; (II) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. 44 361, 362, 363 and 364; and (III) Granting Related Relief Docket No. 282 entered in the Bankruptcy Case on April 20, 2015, as amended, modified, or supplemented.
"First Lien Credit Agreement" means the Credit Agreement among Cal Dive International, Inc. and certain of its Affiliates and the First Lien Lenders dated as of April 26, 2011, as amended by Amendment No. 1 dated October 7, 2011, Amendment No. 2 dated July 9, 2012, Amendment No. 3 dated September 19, 2012, Amendment No. 4 dated November 2, 2012, Amendment No. 5 dated May 31, 2013, Amendment No. 6 dated November 1, 2013, Amendment No. 7 dated March 7, 2014, Amendment No. 8 dated May 9, 2014, and as otherwise modified prior to the date hereof.
"First Lien Lenders" means Bank of America, N.A., as administrative agent, and the lenders party to the First Lien Credit Agreement from time to time.
"Fixed Asset Register" means the register of fixed assets of Company attached hereto as Schedule 1.1(b).
"Funds" means SCF and Viburnum.
"Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
"Hazardous Material" means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive," or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.
"Indebtedness" means, with respect to Company, (a) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of all indebtedness for borrowed money, including indebtedness owed by Company under a credit facility or evidenced by any note, bond, debenture or other debt security, (b) all guarantees and arrangements having the economic effect of a guarantee or surety by Company of the indebtedness of another Person, (c) all obligations of Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of Company and all obligations of Company under any title retention agreement, (d) all obligations of Company under leases required to be capitalized in accordance with the Accounting Standards and (e) all obligations of the type referred to in clauses (a) through (d) of any Persons secured by any Lien on any Asset (whether or not such obligation is assumed by such Person).  Notwithstanding the foregoing, Indebtedness does not include any letters of credit, bonds, bankers acceptances or similar obligations entered into in the Ordinary Course of Business (expressly including any performance bonds, closure bonds, fleet bonds, surety bonds or other similar bonds in the Ordinary Course of Business), or any trade payables incurred in the Ordinary Course of Business.
"Indemnified Party" has the meaning set forth in Section 8.4.
"Indemnifying Party" has the meaning set forth in Section 8.4.
"Industrial Instrument" means any award, modern award, collective agreement, enterprise agreement, greenfields agreement, transitional instrument or other form of agreement made or taken to exist under any industrial law including, without limitation, the Fair Work (Transitional Provisions and Consequential Amendments) Act 2009 (Cth, Australia) and the Fair Work Act 2009 (Cth, Australia), as amended from time to time.
"Intellectual Property" means any and all intellectual property rights, under the law of any jurisdiction, both statutory and common law, including; (i) utility models, supplementary protection certificates, statutory invention registrations, patents and applications for the foregoing, and extensions, divisions, continuations, reexaminations, and reissues thereof; (ii) trademarks, service marks, trade names, slogans, domain names, logos, and trade dress (including all goodwill associated with the foregoing), and registrations and applications for registration thereof; (iii) copyrights, moral rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (iv) trade secrets, know-how,  and rights in confidential information, including designs, concepts, specifications, methods, techniques, procedures, and processes, whether or not patentable.
"Intercompany Receivable" means any account receivable owed to Company by Parent or any of its Affiliates.
"Interim Period" means the period commencing on the date hereof and ending as of the Closing.
"IRS" means the Internal Revenue Service.
"ITAA36" means the Income Tax Assessment Act 1936 of Australia, as amended.
"ITAA97" means the Income Tax Assessment Act 1997 of Australia, as amended.
"Knowledge" means, (i) with respect to Stockholder, the actual knowledge without inquiry or investigation of Peter Evans, Peter Malcolm and Rob Pedulla and (ii) with respect to Purchaser, the actual knowledge without inquiry or investigation of James O'Mahony, Rob Huth and Melanie Hay.
"Labor Contract" means any labor union, collective bargaining, or employment Contract in respect of any Employees, other Contract with any labor union or representative of any Employees, or otherwise adopted or entered into with respect to any Employees on or prior to the Closing (to the extent permitted by, and in accordance with, Section 6.1(a)(ii)).
"Law" means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement other than Environmental Laws.
"Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or Claims or proceedings by or before a Governmental Body.
"Liability" means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.
"Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.
"Material Adverse Effect" means (i) a material adverse effect on the Assets or the business, assets, properties, results of operations, condition (financial or otherwise) or prospects of Company or (ii) a material adverse effect on the ability of Stockholder to consummate the transactions contemplated by this Agreement or perform its obligations under the Acquisition Documents; provided, that "Material Adverse Effect" shall not mean (A) an adverse effect on the financial, banking, capital markets or general economic conditions, (B) a material adverse effect on the value of Company and other Persons engaged in similar lines of business as the Business as a result of general industry trends, (C) changes in general economic, regulatory or political conditions, or securities markets in Australia or worldwide or any outbreak of hostilities, terrorist activities or war, or any material worsening of any such hostilities, activities or war underway as of the date hereof, so long as, in the case of each clauses (A), (B) and (C), the excluded matter does not disproportionately affect Company as compared to others in similar lines of business as the Business, (D) a termination or material reduction or change in the volume, pricing or other material terms of the arrangements between Company and one or more of the key customers and suppliers or (E) changes directly attributable to Parent's Chapter 11 filing.
"Material Contract" means the Real Property Leases and the following Contracts required to be listed on Schedule 4.15 to which Company is a party or which relate to the Business or the Assets:  (a) each Contract which provides for aggregate remaining commitment to or from Company in excess of One Hundred Fifty Thousand United States Dollars ($150,000), other than any such Contract that can be terminated without Liability by Company upon sixty (60) days' notice or less and even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations; (b) each Contract under which Company is obligated to purchase, sell, transfer, or dispose of any material assets of Company (other than in the Ordinary Course of Business) or any real property; (c) each Contract which contains any covenant which restricts Company from competing or engaging in any activity or business; (d) each Contract under which Company or its Affiliates has (i) created, incurred, assumed or guaranteed any outstanding Indebtedness, (ii) granted a Lien on any of the Assets, whether tangible or intangible, to secure such Indebtedness or (iii) extended credit to any Person in an amount in excess of Two Hundred Fifty Thousand United States Dollars ($250,000) of committed credit; (e) each Affiliate Contract (other than the Transition Services Agreement or as otherwise provided by this Agreement) which will survive the Closing; (f) each Contract establishing any joint venture, strategic alliance or other collaboration; (g) each swap, exchange, commodity option or hedging Contract, (h) each Contract pursuant to which any Third Party has rights to own or use any material asset of Company or the Assets, including any material Intellectual Property rights of Company, (i) each Contract (A) that includes an indemnity or other obligation (contingent or otherwise) by Company that has not by its terms expired and that if such indemnity or other obligation arose, would reasonably be likely to result in payments by Company in excess of One Hundred Thousand United States Dollars ($100,000) or (B) that grants an option or preferential purchase right for Company to purchase any material assets, properties or rights of a Third Party; (j) any Contract involving a commitment by Company to take Remedial Action or otherwise address an Environmental Liability in accordance with applicable Environmental Laws that would be reasonably likely to involve expenditures in excess of One Hundred Thousand United States Dollars ($100,000); (k) any Contract providing for the deferred payment of any purchase price including any "earn out" or other contingent fee arrangement; (l) any Contract with any Governmental Body; (m) any Contract with any labor union or association or other Person representing or purporting or seeking to represent any employee of Company or any other individual who provides services to Company; (n) any Contract containing a "most favored nation" clause or similar provision; and (o) any Contract requiring Company to make a payment as a result of the consummation of the transactions contemplated hereby, including any Contract that includes a "change of control" provision to which Company is a party or subject.
"Net Adjustment Amount" has the meaning set forth in Section 3.4(b)(i).
"Notice of Disagreement" has the meaning set forth in Section 3.4(b)(ii).
"Obligations" has the meaning set forth in Section 10.4(a).
"Order" means any order, notice, direction, injunction, judgment, decree, ruling, writ, assessment or arbitration award or other enforceable measure of a Governmental Body.
"Ordinary Course of Business" means the ordinary and usual course of day-to-day operations of the Business and the Assets through the date hereof consistent with past practice.
"Outside Date" means 12:00 a.m. local time in Perth, Australia on August 18, 2015.
"Parent" has the meaning set forth in the Preamble.
"Parent Assets" means the assets listed on Schedule 1.1(d).
"Party" or "Parties" has the meaning set forth in the Preamble.
"Permits" means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
"Permitted Exceptions" means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; provided an appropriate reserve is established therefor; (ii) mechanics', materialmens', carriers', suppliers', vendors', workers', repairers' and similar Liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent or are being contested in good faith; and (iii) liens, if any, created or permitted expressly and in writing to be imposed by Purchaser or any of its successors or assigns.
"Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
"PPS Register" means the Personal Property Securities Register in Australia where details of security interest in personal property are registered and searched.
"Prohibited Period" means the period that begins on the Closing Date and ends on the date that is two (2) years after the Closing Date.
"Proposed Allocation" has the meaning set forth in Section 9.2(a).
"Purchase Price" has the meaning set forth in Section 3.2.
"Purchaser" has the meaning set forth in the Preamble.
"Purchaser Affiliates" has the meaning set forth in Section 8.2.
"Purchaser's Determination" has the meaning set forth in Section 3.4(b)(i).
"Purchaser Related Parties" has the meaning set forth in Section 11.12(b).
"Purchaser Released Claims" has the meaning set forth in Section 6.15.
"Purchaser Released Parties" has the meaning set forth in Section 6.14.
"Purchaser Releasing Parties" has the meaning set forth in Section 6.15.
"Real Property Leases" shall mean the Company Leases and the Stockholder Leases.
"Receivables" means all accounts receivable, bills receivable, trade accounts and insurance claims of Company, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits; provided, however, that for the avoidance of doubt, "Receivables" shall include any current assets associated with the right of Company to receive the Chevron Receivable and shall not include any current assets associated with the right of Company to receive the Chevron Retention.
"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor Environment, or into or out of any property.
"Remedial Action" means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material or Contamination; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the Environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.
"Representatives" with respect to any Person, means such Person's directors, managers, officers, employees, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.
"ROVs" means the remotely operated vehicles owned by Company.
"SAT1 System" means the portable saturation diving system owned by Company generally referred to as "SAT1".
"SCF" means SCF-VIII, L.P., a Delaware limited partnership.
"SCF Equity Financing" has the meaning set forth in Section 5.7.
"SCF Equity Financial Commitment" has the meaning set forth in Section 5.7.
"Schedule Supplement" has the meaning set forth in Section 6.6.
"Second Lien Credit Agreement" means the Amended and Restated Loan Agreement, dated as of May 9, 2014 by and among Cal Dive International, Inc. and certain of its Affiliates and the Second Lien Lenders, as amended, waived, supplemented or modified from time to time.
"Second Lien Lenders" means ABC Funding, LLC, as administrative agent, and the lenders from time to time parties to the Second Lien Credit Agreement.
"Share Pledge" shall mean any Lien on the Shares of Company for the benefit of any of the Creditors.
"Shares" has the meaning set forth in the Recitals.
"Specified Rate" has the meaning set forth in Section 3.4(b)(iv).
"Stalking Horse Motion" has the meaning given in Section 6.2(a).
"Stalking Horse Order" means an Order of the Bankruptcy Court substantially in the form attached hereto as Exhibit B, with such changes, if any, as shall be acceptable in form and substance to Purchaser in its reasonable discretion but in all events consistent with this Agreement.
"Straddle Period" means any Tax period beginning on or before and ending after the Closing Date.
"Stockholder" has the meaning set forth in the Preamble.
"Stockholder Affiliates" has the meaning set forth in Section 8.3.
"Stockholder Assets" means the assets listed on Schedule 1.1(a).
"Stockholder Leases" means, collectively, (i) the License of Land by and between Stockholder and the Jurong Town Corporation dated November 7, 2014 for the property located at Tuas South Ave 8 (L8201205013) Plot 17 (Lot A3002620) and (ii) the Lease by and between Stockholder and Toll Offshore Petroleum Services Private Limited dated February 21, 2014 for the property located at Block 603 TOPS Ave 6, Unit 2, Loyang Offshore Supply Base, Singapore 508988, each as more particularly described therein and as amended, supplemented or otherwise modified from time to time.
"Stockholder's Determination" has the meaning set forth in Section 3.4(a).
"Stockholder Released Claims" has the meaning set forth in Section 6.14.
"Stockholder Released Parties" has the meaning set forth in Section 6.15.
"Stockholder Releasing Parties" has the meaning set forth in Section 6.14.
"Subsidiary," with respect to any Person, means any other Person of which more than fifty percent (50%) of the outstanding voting securities or ownership interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.
"Tax Amount" means all Taxes (or the non-payment thereof) of or with respect to (A) Company or the Business arising out of, in connection with or relating to any Pre-Closing Date Tax Period or that relate to the occurrence of an act, transaction or event of Company or the Business occurring on or prior to the Closing Date, (B) any member of an affiliated, consolidated, combined or unitary group of which Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, and (C) any Person (other than Company) imposed on Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring, with respect to Company, before the Closing. For purposes of clarity, the Parties agree that the payroll Taxes that are treated as Excluded Liabilities shall be excluded from the Tax Amount.
"Tax Return" means any return, report, document or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Company or any of its Affiliates.
"Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, net income, gross receipts, capital, sales, use, ad valorem, value added, alternative or add-on minimum, gross margin, transfer, franchise, registration, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, windfall profits, environmental, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, or as a result of being included in any consolidated, combined, unitary, group Tax Return or otherwise.
"Taxing Authority" means any of the IRS, the Commissioner of Taxation of the Commonwealth of Australia, the Australian Taxation Office and any other Governmental Body responsible for the administration of any Tax.
"Territory" means Australia, New Zealand, East Timor, Myanmar, Philippines, Thailand, Vietnam and Papua New Guinea.
"Third Party" means any Person other than Parent, Stockholder, Company, Purchaser or any of their respective Affiliates.
"Transaction Expenses" means the Third Party and intercompany fees and expenses payable by Company arising from, incurred in connection with or incident to the Acquisition Documents and the transactions contemplated hereby in each case to the extent related to the period prior to the Closing. Transaction Expenses shall not include any costs incurred by Company after the Closing in order to secure possession of any assets of Company, including the SAT1 System and any Air Spreads or Vessels.
"Transition Services Agreement" shall mean a transition services agreement between Purchaser or its Affiliate and Stockholder, in form and substance mutually agreeable to such parties thereto, pursuant to which Stockholder shall provide services, including those listed on Exhibit A hereto, to Purchaser or its Affiliate for ninety (90) days following the Closing.
"UK Air Spreads" means the following air spreads and related assets located in the United Kingdom: (i) an air spread generally referred to as "Air Spread #10" (potentially renamed "Air Spread #16"), (ii) an air spread generally referred to as "P1572 – IMCA Dual Stage Air Diving LARS" and also potentially renamed "LARS #016," (iii) a 10 ft. Nitrox Van and (iv) a shipping container containing diving spares and consumables.
"US Air Spreads" means an air spread generally referred to as "P1486 – Dive Air Spread #17" located in the United States of America.
"Vessels" means the vessels identified on Schedule 1.1(c).
"Viburnum" means Viburnum Trustees Pte Ltd, as trustee of Viburnum Equity 3.
"Viburnum Equity Financing" has the meaning set forth in Section 5.7.
"Viburnum Equity Financing Commitment" has the meaning set forth in Section 5.7.
"Work Safety Authority" means any government agency administering any applicable work health and safety legislation and includes (among others), (i) The National Offshore Petroleum Safety and Environmental Management Authority, (ii) The West Australian Department of Mines and Petroleum, (iii) The WorkCover Authority of New South Wales, (iv) WorkSafe Victoria Workplace Health, (v) Safety Queensland, (vi) WorkSafe Western Australia, (vii) SafeWork South Australia, (viii) WorkSafe Tasmania (ix) NT WorkSafe and (x) WorkSafe ACT.
"Working Capital" means, at any date, (a) the sum of current assets of Company, including all Receivables, inventory of finished goods, raw materials, works in progress, packaging materials, supplies, parts and other inventory items of Company, prepaid deposits and other prepaid amounts, and excluding (i) Cash and (ii) Tax assets, less (b) the sum of current liabilities of Company, including accounts payable, accrued expenses and accrued royalties, and excluding Tax liabilities and Closing Transaction Expenses, in the case of each of clauses (a) and (b), calculated in accordance with the Accounting Standards.
"Working Capital Band Lower Amount" means A$1,000,000.

"Working Capital Band Upper Amount" means A$3,000.000.
(b)            Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                 Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(ii)              Dollars; Currency Exchange Ratio.  Any reference in this Agreement to "USD," "US$" or "$" shall mean United States Dollars, any reference to "A$" shall mean Australian Dollars, and any reference to "SGD$" shall mean Singapore Dollars.  For purposes of this Agreement, including for purposes of calculating the amount of any Damages, SGD$ and A$ shall be converted to United States Dollars based upon the following exchange rates: US$0.78: A$1 and US$1: SGD$1.33.
(iii)           Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(iv)            Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(v)              Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.
(vi)           Herein.  The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(vii)          Including.  The word "including, but not limited to" or any variation thereof means "including" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(viii)       Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be "reflected on" or "set forth in" a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

ARTICLE II

CLOSING
2.1            Closing.  The closing of the purchase and sale of the Shares, the Parent Assets and the Stockholder Assets contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m., local time in Houston, Texas, USA, on the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Sections 8.1 and 8.2 (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any party, but subject to the satisfaction thereof) (the "Closing Date"), subject to the provisions of Article X, at the offices of Vinson & Elkins, L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, unless another time, date or place is agreed to in writing by Stockholder, Purchaser and Parent.

2.2            Electronic Closing.  In lieu of a physical Closing, the Parties agree that all requisite Closing documents may be exchanged electronically at the Closing, and that documents so exchanged shall be binding for all purposes.

ARTICLE III

 ACQUISITION OF SHARES AND THE ASSETS
3.1            Sale and Purchase of Shares and the Assets.  Upon the terms and subject to the conditions contained herein, on the Closing Date, Stockholder agrees to sell, transfer, assign, convey and deliver to Purchaser free and clear of all Liens, and Purchaser agrees to purchase from Stockholder, the Shares and the Stockholder Assets.  In addition, upon the terms and subject to the conditions contained herein, on the Closing Date, Parent agrees to sell, transfer, assign, convey and deliver to Purchaser free and clear of all Liens, and Purchaser agrees to purchase from Parent, the Parent Assets

3.2            Consideration.  The aggregate consideration for the Shares and the Assets shall be an amount in cash equal to (as so calculated, the "Purchase Price"):

(a)            Seventeen Million United States Dollars ($17,000,000) (the "Base Purchase Price");
(b)            minus the Closing Transaction Expenses;
(c)            minus the Closing Indebtedness;
(d)            plus the Cash Amount;
(e)            minus the Tax Amount except to the extent Stockholder has provided written evidence to Purchaser of the payment thereof prior to the Closing;
(f)            minus the amount, if any, by which the Estimated Closing Working Capital is less than the Working Capital Band Lower Amount (expressed as a positive amount); and
(g)            plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Working Capital Band Upper Amount.

3.3            Payment of Purchase Price.  At Closing, the Purchase Price shall be paid as follows:

(a)            Purchaser and Stockholder shall take such action as is necessary to cause the Escrow Agent to release from the Escrow Account an amount equal to One Million, Two Hundred Seventy-Three Thousand and Eight Hundred United States Dollars ($1,273,800) and to transfer such amount by wire transfer of immediately available funds to one or more accounts designated in writing by Stockholder; and

(b)            Purchaser shall pay, by wire transfer of immediately available funds to one or more accounts designated in writing by Stockholder, an amount equal to the Purchase Price (as set forth on the Estimated Closing Statement) less the Deposit Funds.  In the event Stockholder designates more than one account pursuant this Section 3.3, Stockholder shall also designate the amounts to be allocated to each such accounts in such written notice.

3.4            Purchase Price Adjustment.

(a)            Estimated Closing Statement. At least five (5) Business Days prior to the Closing Date, Stockholder shall deliver to Purchaser a written statement (the "Estimated Closing Statement") setting forth Stockholder's good faith estimate of the Purchase Price ("Stockholder's Determination"), together with reasonably detailed supporting documentation, which shall not take into account the transactions contemplated by this Agreement, together with reasonably detailed supporting documentation.  Each Party shall provide to each other Party such data and information as such other Party may reasonably request in connection with the preparation of the Estimated Closing Statement.

(b)            Post-Closing Adjustment.

(i)                 Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Stockholder a written statement (the "Closing Statement") setting forth Purchaser's good faith calculation of the Purchase Price ("Purchaser's Determination") and the amount (the "Net Adjustment Amount") of the difference between Purchaser's Determination and Stockholder's Determination (such difference, which may be a positive or negative amount); provided, that if Purchaser does not deliver the Closing Statement within such sixty (60)-day period, then the Estimated Closing Statement shall be deemed to be the Closing Statement.  Each Party shall provide to each other Party such data and information as such other Party may reasonably request in connection with the preparation and review of the Closing Statement.
(ii)              The Closing Statement shall become final and binding upon the Parties upon the earlier of the date that is (i) twenty (20) days after receipt thereof by Stockholder or (ii) the expiration of the sixty (60)-day period specified in Section 3.4(b)(i) in the event Purchaser does not deliver a Closing Statement within such period (the "Final Settlement Date") unless Stockholder delivers a written notice of its disagreement ("Notice of Disagreement") to Purchaser prior to such date setting forth Stockholder's calculation of the Net Adjustment Amount (which shall be calculated in accordance with this Section 3.4) and describing in reasonable detail the basis for the determination of such different Net Adjustment Amount (the disputed items being the "Disputed Items").  If a Notice of Disagreement is received by Purchaser, then the Closing Statement (as revised in accordance with Section 3.4(b)(iii), if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (A) the date upon which Stockholder and Purchaser agree in writing with respect to all matters specified in the Closing Statement and (B) the date upon which the Final Statement is issued by the Arbitrator pursuant to the procedures set forth in Section 3.4(c).
(iii)           During the first twenty (20) days after the date upon which Purchaser receives a Notice of Disagreement, the Parties shall attempt to resolve in writing any differences regarding the Disputed Items.  If at the end of such twenty (20)-day period (or earlier by mutual agreement to arbitrate) the Parties have not reached final resolution on the Disputed Items, then the dispute may be submitted to an arbitrator (the "Arbitrator") by either Stockholder or Purchaser for review and resolution. The Arbitrator shall be BDO International or if unavailable, another independent public accounting firm mutually agreed upon by the Parties in writing.  The hearing date shall be scheduled by the Arbitrator as soon as reasonably practicable, and shall be conducted on a confidential basis.  Each of Stockholder and Purchaser shall, not later than seven (7) days prior to the hearing date set by the Arbitrator, submit to the other Party and the Arbitrator a written statement of its position as to the amount for each Disputed Item; and the Arbitrator shall review this Agreement and the Disputed Items for the purpose of calculating the Net Adjustment Amount and shall be required to resolve the differences between the Parties and make a determination with respect to the Disputed Items within  three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Arbitrator shall be authorized to select only the position as to each Disputed Item as presented by either Purchaser or Stockholder.  The Net Adjustment Amount, as determined based on the Arbitrator's determination with regard to each Disputed Item, shall be deemed to be the final Net Adjustment Amount and Closing Statement, as adjusted to reflect such determination, shall be deemed to be the Final Statement.  Such determination by the Arbitrator shall be conclusive and binding upon the Parties, absent fraud or manifest error. The Arbitrator shall not be authorized or permitted to determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of the Disputed Items in accordance with this Section 3.4(b)(iii). In the event a dispute is submitted to an Arbitrator pursuant to this Section 3.4, the non-prevailing Party, as determined by the Arbitrator, agrees to bear the fees and expenses of the Arbitrator and to reimburse the prevailing Party for all costs and expenses, including attorneys' fees, incurred by the prevailing Party in connection with the determination of the Final Statement pursuant to this Section 3.4(b)(iii). The Parties agree that the procedure set forth in this Section 3.4(b)(iii) for resolving disputes with respect to the Net Adjustment Amount shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Arbitrator. As used in this Agreement, the term "Final Statement" shall mean (A) the Closing Statement delivered pursuant to Section 3.4(b)(i), as subsequently adjusted, if applicable, pursuant to this Section 3.4(b)(iii) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Arbitrator, any amendments or modifications to the Closing Statement decided by the Arbitrator or (B) if the Closing Statement is not delivered within the period specified in Section 3.4(b)(i), the Estimated Closing Statement.
(iv)            Notwithstanding anything herein to the contrary, (A) in the event that both the Estimated Closing Working Capital and the calculation of Working Capital reflected in the Final Statement are equal to or greater than the Working Capital Band Lower Amount and equal to or less than the Working Capital Band Upper Amount, then no adjustment shall be made in the Net Adjustment Amount with respect to the calculation of Working Capital, (B) in the event that the Estimated Closing Working Capital is less than the Working Capital Band Lower Amount and the calculation of Working Capital reflected in the Final Statement is greater than the Estimated Closing Working Capital, then the Net Adjustment Amount shall include only the sum of (1) the difference between the Estimated Closing Working Capital and the lesser of (x) amount of Working Capital reflected in the Final Statement and (y) the Working Capital Band Lower Amount and (2) the amount, if any, that the calculation of Working Capital reflected in the Final Statement exceeds the Working Capital Band Upper Amount, (C) in the event that the Estimated Closing Working Capital is less than the Working Capital Band Lower Amount and the calculation of Working Capital reflected in the Final Statement is less than the Estimated Closing Working Capital, then the Net Adjustment Amount shall include the positive difference between the Estimated Closing Working Capital and the amount of Working Capital reflected in the Final Statement, (D) in the event that the Estimated Closing Working Capital is greater than the Working Capital Band Upper Amount and the calculation of Working Capital reflected in the Final Statement is less than the Estimated Closing Working Capital, then the Net Adjustment Amount shall include only the sum of (1) the positive difference between the Estimated Closing Working Capital and the greater of (x) the calculation of Working Capital reflected in the Final Statement and (y) the Working Capital Band Upper Amount and (2) the positive difference, if any, between the calculation of Working Capital reflected in the Final Statement and the Working Capital Band Lower Amount, (E) in the event that the Estimated Closing Working Capital is greater than the Working Capital Band Upper Amount and the calculation of Working Capital reflected in the Final Statement is greater than the Estimated Closing Working Capital, then the Net Adjustment Amount shall include the positive difference between the Estimated Closing Working Capital and the calculated amount of Working Capital reflected in the Final Statement, (F) in the event that the Estimated Closing Working Capital is equal to or greater than the Working Capital Band Lower Amount and equal to or less than the Working Capital Band Upper Amount and the calculation of Working Capital reflected in the Final Statement is greater than the Working Capital Band Upper Amount, then the Net Adjustment Amount shall include the difference between the Working Capital Band Upper Amount and the amount of Working Capital reflected in the Final Statement and (G) in the event that the Estimated Closing Working Capital is equal to or greater than the Working Capital Band Lower Amount and equal to or less than the Working Capital Band Upper Amount and the calculation of Working Capital reflected in the Final Statement is less than the Working Capital Band Lower Amount, then the Net Adjustment Amount shall include the positive difference between the Working Capital Band Lower Amount and the amount of Working Capital reflected in the Final Statement.
(v)              If the Net Adjustment Amount is positive, then Purchaser shall pay to Stockholder such amount.  If the Net Adjustment Amount is negative, then Stockholder shall pay to Purchaser such amount; provided, that, any payment to be made by Stockholder to Purchaser pursuant to this Section 3.4(b)(iv) shall only be made as a payment from the Escrow Account in accordance with the terms of the Escrow Agreement. The Net Adjustment Amount shall be paid by Stockholder or Purchaser, as the case may be, not later than three (3) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Stockholder or Purchaser, as the case may be. The Net Adjustment Amount shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum (calculated daily on the basis of a year of 365 days and the actual number of days elapsed) equal to the prime rate as published in the Wall Street Journal, Eastern Edition, as in effect on the Closing Date (the "Specified Rate").  Such interest shall be payable at the same time as the payment to which it relates.
(vi)            Adjustment to Purchase Price.  All amounts to be paid pursuant to Section 3.4(b)(iv) above shall be deemed to be adjustments to the Purchase Price.

3.5            Deposit.  Upon the later of (x) twelve (12) Business Days after the date of this Agreement or (y) three (3) Business Days after entry by the Bankruptcy Court of the Stalking Horse Order, Purchaser shall deliver to the Escrow Agent, by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent, an aggregate amount equal to One Million Five Hundred Thousand United States Dollars ($1,500,000) (the "Deposit Funds"), which Deposit Funds shall be held in an escrow account (the "Escrow Account") by the Escrow Agent for the payment to Stockholder or Purchaser pursuant to the terms of this Agreement and pursuant to the terms and conditions of the Escrow Agreement.  The Deposit Funds and the Escrow Account shall not be subject to the Liens of any Person (including any Liens under the Credit Agreements), provided, however, that any contractual right of Parent or Stockholder to receive the Deposit Funds pursuant to the terms of this Agreement may be subject to a Lien.  The Escrow Account may be interest-bearing or non-interest bearing, but any interest earned thereon shall inure solely to the benefit of the Party that receives such Deposit Funds.  Purchaser and Stockholder shall take such action as is necessary to cause the Escrow Agent to distribute the Deposit Funds as follows:

(a)            if this Agreement is terminated prior to Closing by the Stockholder pursuant to Section 10.1(f) or each of the conditions to the obligations of Purchaser to consummate the Closing set forth in Section 7.2 shall have been satisfied or waived by Purchaser but Purchaser shall have failed to perform its obligations under Section 7.1(h) for more than three (3) Business Days after notice thereof by the Stockholder, then the Stockholder shall have the right to cause the Deposit Funds to be delivered to Stockholder, the Parties acknowledging that the extent of damages to Stockholder in such event would be impossible or extremely impracticable to ascertain and the Deposit Funds are a fair and reasonable estimate of such damage and are not a penalty and that the receipt of the Deposit Funds shall constitute a liquidated damages payment to Stockholder by Purchaser as a result of such breach of this Agreement and shall constitute the sole and exclusive remedy of Stockholder against Purchaser, the Funds or any of their respective Affiliates for any such breach of this Agreement; or

(b)            if this Agreement is terminated prior to Closing for any reason other than as stated in Section 3.5(a) above, the Deposit Funds shall be delivered by wire transfer of immediately available funds to an account designated in writing by Purchaser within two (2) Business Days of the termination of this Agreement.

3.6            Delivery of Shares and Assets; Assignment of Stockholder Leases.

(a)            At the Closing, Stockholder shall deliver, or cause to be delivered, to Purchaser (i) a certificate or certificates evidencing the Shares, duly endorsed or accompanied by stock powers in blank, (ii) evidence of the registration of Purchaser as the holder of the Shares in Company's register of shareholders, and (iii) a new share certificate for the Shares in the name of Purchaser.

(b)            The Parties acknowledge and agree that the transfer of the Shares is intended to indirectly transfer to Purchaser all right, title and ownership to all of the Company Assets.  In the event that all right, title and ownership to any of the Company Assets is not held by Company as of immediately prior to the Closing, each of Stockholder and Parent agrees to transfer, or to cause any applicable Affiliate of Stockholder or Parent to transfer, all such right, title and ownership of the applicable Company Assets, as the case may be, to Company as of the Closing for no additional consideration. Each of Parent, Stockholder and Company agree to deliver to Purchaser prior to the Closing written instructions as to the location of each of the Assets, which location must be either a facility under the control of Parent or one of its Affiliates or Company, and each of Parent and Stockholder agree, and will cause their respective Affiliates, to hold and secure any Assets that are not located at a facility under the control of Company at a location or facility of Parent, Stockholder or any of their respective Affiliates designated in writing to Purchaser.  Until such time as Company is able to obtain possession and control of any Assets in the custody of Parent or any of its Affiliates, each of Parent and Stockholder agree, and will cause their respective Affiliates, to hold and secure all Assets in the same manner and with the same degree of care as provided prior to the date hereof. Stockholder shall bear no cost necessary to transfer any Assets from the location identified pursuant to this Section 3.7(b), unless otherwise mutually agreed by Stockholder and Purchaser.  Any such Assets will be deemed delivered at the time of the Closing at the site of their location, at which time risk of damage to or loss of such Assets will pass to Purchaser, subject to Parent and its Affiliates compliance with their obligations under this Section 3.6(b).  Stockholder will bear the risk of loss or damage to any such Assets resulting from fire, theft or other casualty loss at all times prior to the Closing.

(c)            In connection with the Closing, Stockholder agrees to use its commercially reasonable efforts to obtain any and all consents required to assign all rights and obligations of Stockholder to Company under the Stockholder Leases.  Subject to obtaining all such required consents on terms reasonably acceptable to Purchaser, Company agrees to assume from Stockholder all of its obligations under the Stockholder Leases in connection with the Closing.

3.7            Assets Sold "As Is Where Is".  PURCHASER ACKNOWLEDGES AND AGREES THAT THE ASSETS SOLD PURSUANT TO THIS AGREEMENT ARE SOLD, CONVEYED, TRANSFERRED AND ASSIGNED ON AN "AS IS, WHERE IS" BASIS "WITH ALL FAULTS" AND THAT, EXCEPT AS SET FORTH IN ARTICLE IV OF THIS AGREEMENT, EACH OF PARENT AND STOCKHOLDER MAKES NO REPRESENTATIONS OR WARRANTIES, TERMS, CONDITIONS, UNDERSTANDINGS OR COLLATERAL AGREEMENTS OF ANY NATURE OR KIND, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, CONCERNING THE ASSETS OR THE CONDITION, DESCRIPTION, QUALITY, USEFULNESS, QUANTITY OR ANY OTHER THING AFFECTING OR RELATING TO SUCH ASSETS, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH WARRANTIES ARE ALSO HEREBY EXPRESSLY DISCLAIMED.  PURCHASER FURTHER ACKNOWLEDGES THAT PARENT AND STOCKHOLDER HAVE MADE NO AGREEMENT OR PROMISE TO REPAIR OR IMPROVE ANY OF SUCH ASSETS BEING SOLD TO PURCHASER, AND THAT PURCHASER TAKES ALL SUCH ASSETS IN THE CONDITION EXISTING ON THE CLOSING DATE "AS IS, WHERE IS" AND "WITH ALL FAULTS," EXCEPT AS OTHERWISE SET FORTH IN ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
Stockholder hereby represents and warrants to Purchaser that:
4.1            Organization and Good Standing.  Company is a proprietary limited company validly incorporated, organized and subsisting under and in accordance with the laws of Australia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as currently conducted.  Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of the Business or the ownership of its properties requires such qualification or authorization in each case only where failure to so qualify would constitute a Material Adverse Effect.  Stockholder has heretofore made available to Purchaser complete and correct copies of Company's constitution and other constituent documents, in each case as amended or restated to the date hereof.  Company is not in violation of any of the provisions of its constitution and other constituent documents.

Stockholder is a private company limited by shares, duly organized, validly existing and in good standing under the laws of Singapore.
4.2            Authorization of Agreement.  Subject to the entry of the Approval Order, each of Parent and Stockholder has all necessary corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement (together with this Agreement, the "Acquisition Documents") to which Parent or Stockholder is a party, to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  Subject to the entry of the Approval Order, the execution and delivery of the Acquisition Documents by Parent and Stockholder, the performance by Parent and Stockholder of their respective obligations hereunder and thereunder, and the consummation by Parent and Stockholder of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Parent, Stockholder, Company and their respective Affiliates, and no other corporate proceedings on the part of Parent, Stockholder, Company or their respective Affiliates are necessary to authorize the Acquisition Documents or to consummate the transactions contemplated hereby and thereby.  Subject to the entry of the Approval Order, this Agreement has been, and each of the Acquisition Documents to which Parent or Stockholder is a party will be at or prior to the Closing, duly and validly executed and delivered by Parent or Stockholder, as applicable.  Assuming due authorization, execution and delivery by Purchaser and subject to the entry of the Approval Order, the Acquisition Documents to which Parent or Stockholder is a party constitute legal, valid and binding obligations of Parent or Stockholder, as applicable, enforceable against Parent or Stockholder, as applicable, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or Laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3            No Conflict.  Assuming all consents, approvals, authorizations and other actions described in Section 4.4 have been obtained and except as may result from any facts or circumstances relating solely to Purchaser, the execution, delivery and performance of the Acquisition Documents by Parent, Stockholder and Company and consummation of the transactions contemplated hereby and thereby does not and will not:  (a) violate or conflict with the certificate of incorporation and by-laws or comparable organizational documents of Parent, Stockholder or Company; (b) subject to the entry of the Approval Order, violate in any material respect any Law or Order material to Company or affecting the Assets; or (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Exceptions) on any of the Assets pursuant to, or require a payment under, any Contract, deed of trust, license, Permit, franchise or other instrument to which Company is a party or by which any of the Assets is bound or affected, except, in the case of each of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4            Consents and Approvals.  Except as subject to the entry of the Approval Order, the execution, delivery and performance of the Acquisition Documents by Parent or Stockholder does not, and the consummation of the transactions contemplated in the Acquisition Documents will not, require Parent, Stockholder or Company to obtain any material consent, license, Permit, approval, waiver, authorization, Order or other action by, or to make any filing with or notification to, any Governmental Body or any Third Party.

4.5            Capitalization.

(a)            The Shares comprise all of the issued share capital of Company.  All of the Shares are fully paid, owned legally and beneficially by Stockholder and none were issued in violation of any preemptive or similar rights.

(b)            There are no outstanding securities, options, warrants or rights of conversion or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of, or other equity interests in, Company or obligating Stockholder or any of its Subsidiaries or Company to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any shares of the capital stock of, or other equity interests in, Company, by sale, lease, license or otherwise.

(c)            There are no obligations, contingent or otherwise, of Stockholder or any of its Subsidiaries or Company to (i) repurchase, redeem or otherwise acquire any capital stock of, or other equity interests in, Company or (ii) dispose of any shares of capital stock of, or other equity interests in, Company.

(d)            There are no voting trusts, proxies or other agreements or understandings to which Stockholder or any of its Subsidiaries or Company is a party or by which Stockholder or any of its Subsidiaries or Company is bound with respect to the voting or transfer of any shares of capital stock of, or equity interests in, Company.

(e)            Company does not have any outstanding bonds, debentures, notes or other obligations the holder of which has the right to vote or which are convertible into, or exchangeable for, securities having the right to vote with the stockholders of Company on any matter.

4.6            No Subsidiaries; Joint Ventures.  Company does not have, and has not had, any Subsidiaries. There are no, and there have not been any, Persons or joint ventures in which Company owns, or has owned, of record or beneficially, any direct or indirect interest.  There are no outstanding obligations of Company to provide funds or make any investment (in either case, in the form of a loan, capital contribution, purchase of an interest (whether from the issuer or another Person) or otherwise) in, any other Person.

4.7            Corporate Records.

(a)            Stockholder has delivered to Purchaser true, correct and complete copies of the certificate of incorporation and by-laws or comparable organizational documents of Company.

(b)            The minutes of meeting of the board of directors of Company have been previously made available to Purchaser and contain true, correct and complete records in all material respects of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and board of directors (including committees thereof) of Company.  The share register of Company previously made available to Purchaser are true, correct and complete.  All share transfer taxes levied or payable with respect to all transfers of shares of Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

4.8            Ownership and Transfer of Shares.  Stockholder is the legal and beneficial owner of the Shares, free and clear of any and all Liens (except the Share Pledge and Permitted Exceptions).  As of the Closing Date and subject to the entry of the Approval Order, Stockholder will have the requisite power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to the Shares, free and clear of any and all Liens.

4.9            Financial Statements.

(a)            Schedule 4.9(a)(i) sets forth a copy of (i) the audited balance sheet of Company as at December 31, 2013 and the unaudited balance sheet of Company as at December 31, 2014 and the related audited and unaudited statements of income and of cash flows of Company for the years then ended and (ii) the unaudited consolidated balance sheet of Company (the "April Balance Sheet") as of April 30, 2015 (the "Balance Sheet Date") and the related statements of income and cash flows of Company for the four month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements").  Except for liabilities or obligations that are adequately reflected, reserved for or disclosed in the April Balance Sheet and liabilities or obligations incurred in the Ordinary Course of Business since the Balance Sheet Date, as of the date of this Agreement, Company does not have any material Indebtedness or as of the date hereof, any obligations or liabilities of any nature, whether or not absolute, accrued, contingent or otherwise that would be required to be reflected on a balance sheet if such balance sheet was dated as of the date of this Agreement  prepared in accordance with the Accounting Standards.  The Financial Statements have been prepared in accordance with the Accounting Standards consistently applied by Company without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Company as at the dates and for the periods indicated therein.

(b)            Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions, including dispositions of its assets.

4.10            Absence of Certain Developments.  Except as expressly contemplated by this Agreement, since the Balance Sheet Date (i) Company has conducted the Business only in the Ordinary Course of Business, (ii) Company has not incurred or assumed any Indebtedness, except for advances to employees or officers of Company for expenses incurred in the Ordinary Course of Business, and (iii) Company has not declared, set aside, made or paid any (A) dividend or other distribution in respect of the Shares or (B) cash payment or intercompany payable to any Affiliate of Company.

4.11            Taxes.  Except as set forth on Schedule 4.11:

(a)            All Tax Returns required to be filed by or with respect to Company, the Assets, any assets of Company or the operations of Company have been filed with the appropriate domestic federal, state, local or foreign Taxing Authorities and each such Tax Return is true, correct and complete in all material respects.  All material Taxes owed or payable by Company or Stockholder or any of their Affiliates with respect to Company, the Assets, Company's assets or the operations of Company that are or have become due have been timely paid in full.

(b)            Company has complied in all material respects with the provisions of the Code and any other Laws relating to the withholding and payment of Taxes, including the withholding and reporting requirements, and has, in all material respects, within the time and in the manner prescribed by Law, complied with any obligation to withhold amounts at (including from employee wages) and paid over to the proper governmental body all amounts required.

(c)            There are no Liens (other than Liens for current period Taxes that are not yet due and payable and Permitted Exceptions) on any asset owned by Company, the Assets or the Shares that are attributable to any Tax liability or payment obligation.

(d)            Company has no liability as a transferee for any Taxes that are payable by Stockholder.

(e)            Neither Stockholder with respect to the Business activities of Company nor Company is currently the subject of a Tax audit, examination or dispute.

(f)            Neither Stockholder with respect to the Business activities of Company nor Company has waived any statute of limitations in respect of Taxes with respect to Company, or has otherwise consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority with respect to Company that is still in effect.

(g)            Neither Stockholder with respect to the Business activities of Company nor Company has received from any Taxing Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.

(h)            No written claim has been received by Company from any Taxing Authority in a jurisdiction where Company does not file Tax Returns that Company (or Stockholder with respect to the Business activities of Company) is or may be subject to taxation by that jurisdiction.

(i)            Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements with any Person (other than an agreement or arrangement that is not principally Tax motivated, such as a purchase and sale contract that includes a tax indemnity).

(j)            No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Company.

(k)            Adequate provision has been made in the Financial Statements for any Tax for which Company is or will be liable but that is unpaid in respect of any transaction or event occurring or income derived up to and including the Balance Sheet Date.

(l)            Adequate provision will be made in the Estimated Closing Statement for any Tax for which Company is or will be liable but that is unpaid in respect of any transaction or event occurring or income derived up to the time immediately after the Closing.

(m)            Company, and Parent and Stockholder in respect of the Assets and the Business activities of Company, have maintained proper and adequate records to enable compliance in all material respects with obligations to: (i) prepare and submit any information, notices, computations, returns and payments required in respect of any Law relating to Tax, (ii) prepare any accounts necessary for compliance with any Law relating to Tax, (iii) support any position taken by Company or Stockholder, and (iv) retain necessary records as required by any Law relating to Tax, and so far as Company and Stockholder are aware, such records are accurate in all material respects.

(n)            Company will not have a franking account deficit immediately after the Closing. No act or omission of Company at or before the Closing will cause Company to be liable for franking tax immediately after the Closing. There will not be any franking debit to Company's franking account after the Closing that relates to a transaction or arrangement entered into at or before the Closing.

(o)            The share capital account of Company is not 'tainted' within the meaning of Section 995-1 of the ITAA97.

(p)            No event has occurred or will occur at or before the Closing on that has prevented or will or could prevent Company obtaining the benefit of any deferred tax assets tax benefit set out in the Financial Statements.

(q)            Company has complied in all material respects with all provisions in contracts, agreements or arrangements binding on it relating to Tax and, where Company has the right to require another party to any such agreement or arrangement to pay to it an amount on account of Tax, it has enforced that right.

(r)            Company has not taken any act, or failed to take any act, which may adversely affect any ruling or determination from a Taxing Authority in respect of Tax, which ruling or determination relates specifically to the activities or transactions of Company after the Closing.

(s)            Company has provided distribution statements to its shareholders in accordance with its obligations under any Law relating to Tax.

(t)            Company, and Parent and Stockholder in respect of the Assets, does not carry on business through a permanent establishment (as that expression is defined in either Section 6(1) of the ITAA36 or any relevant double taxation agreement) in any country other than the country of incorporation.

(u)            Company has not made an interposed entity election pursuant to Section 272-85 of the ITAA36.

The disclosures in Schedule 4.11 contain the sole and exclusive exceptions to the representations and warranties made in this Section 4.11.
4.12            Real Property.

(a)            Company does not own any real property and the Assets do not include any real property.  The Company Leases constitute all real property and interests in real property leased by Company.  Company and Stockholder have delivered or otherwise made available to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b)            Company or Stockholder, as applicable, has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Each of the Real Property Leases is in full force and effect, and neither Stockholder nor to the Knowledge of Stockholder, Company has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Company under any of the Real Property Leases and, to the Knowledge of Stockholder, no other party is in default thereof, and no party of the Real Property Leases has exercised any termination rights with respect thereto.

(c)            Company and Stockholder have all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each property subject to a Real Property Lease, and Company and Stockholder have complied with all material conditions of the Permits applicable to them.  No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d)            Neither Company nor, with respect to the Stockholder Assets, Stockholder owns or holds, or is obligated under or a party to, any option, right of first refusal or other Contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.13            Personal Property; Assets.

(a)            Except for the Permitted Exceptions, Company has good and marketable title to all of the Company Assets (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business (other than with respect to the Vessels or the Air Spreads)), Stockholder has good and marketable title to all of the Stockholder Assets, free and clear of any and all Liens and Parent has good and marketable title to all of the Parent Assets, free and clear of any and all Liens.
(b)            The Vessels listed on Schedule 1.1(c) constitute all of the Vessels currently used in connection with the Business.

(c)            Other than the Real Property Leases, Company is not party to, and the Assets are not subject to, any lease agreements, arrangements or contracts involving annual payments in excess of $50,000 relating to personal property.

4.14            Intellectual Property.

(a)            Other than the name "Cal Dive" or similar names any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the "Cal Dive Marks") retained by Company subject to Section 6.9, Company does not own or have use of or exclusive license to, as applicable, any (i) trademarks, business marks, logos and insignia (ii) copyright materials including manuals, drawings, reports; (iii) internet domain name registrations.

4.15            Material Contracts.

(a)            Schedule 4.15 sets forth all Material Contracts as of the date hereof, true and correct copies of which have been made available to Purchaser, together with all amendments, modifications or supplements thereto.

(b)            Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Company nor Stockholder, as applicable, is in default under or in breach of any Material Contract, nor, to the Knowledge of Stockholder, is any other party to any Material Contract in default thereunder or in breach thereof, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder or breach thereof in all such cases as would give the other party thereto the right to terminate such Agreement or as would require payment by Company or Stockholder, as applicable, of any material amount of damages as a result of any such default or breach.  No party to any of the Material Contracts has exercised any termination rights with respect thereto.

4.16            Employee Benefits.

(a)            Except as set forth on Schedule 4.16, Company does not sponsor, maintain or contribute to, nor has it ever sponsored, maintained or contributed to, any Employee Benefit Plan in the last six (6) years. There does not exist, nor do any circumstances exist that could, upon consummation of the transactions contemplated by this Agreement, result in, any (i) material Taxes or Liabilities of Company  or (ii) Lien on the Shares, the Assets or the assets of Company or any of Company's Affiliates for any Taxes or other Liabilities, in each case relating to any employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement  Income Security Act of 1974, as amended ("ERISA")) sponsored, maintained or contributed to by Stockholder or any trade or business, whether or not incorporated, that together with Stockholder would be a "single employer" as described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

(b)            To the Knowledge of the Stockholder, except as set forth in Schedule 4.16 (such items, the "Employee Liabilities"), neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required or elected by Stockholder or its Affiliates to be provided, to any Employee (including, but not limited to, any change of control or retention bonus or payment, pension, lump sum retiring allowance or redundancy payment or any liability with respect to annual leave, long service leave or personal leave), (ii) increase the amount or value of any benefit or compensation otherwise payable or required or elected by Stockholder or its Affiliates to be provided to any Employee, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

4.17            Labor.

(a)            Except as set forth on Schedule 4.17(a) (which shall be provided in accordance with Section 6.18), none of Company, Stockholder or any of its Affiliates is a party or subject to any Labor Contract. As of the date hereof and since January 1, 2012, there are and have been no strikes, lockouts, work stoppages or slowdowns, pickets, boycotts, unfair labor practice charges, labor disputes, or grievances involving an Employee or any former employee who has provided services with respect to Company.  To the Knowledge of the Stockholder, Company is, and since January 1, 2012 has been, conducting the Business in material compliance with all applicable Laws relating to labor or employment practices or relations (including terms and conditions of employment, non-retaliation, employee leave, recordkeeping, management-labor relations, non-discrimination and wage and hour compliance, and immigration).

(b)            Except as accrued as a current liability on the Financial Statements, as of the Closing, all wages, bonuses and other compensation, if any, due and payable to all Employees and all other then-present contractors and all former employees and contractors who have provided services with respect to Company will have been paid in full. The Financial Statements reflect true and accurate accruals, as of the date thereof, with respect to all accrued entitlements, including leave days, for Employees. To Stockholder's Knowledge, each Employee is lawfully authorized to work in each jurisdiction in which such Employee has provided services for Stockholder or any of its Affiliates.

(c)            Schedule 4.17(c) contains a true and complete list of each Employee and includes the following information with respect to each such individual: (i) job title and principal location of employment; (ii) original hire date and total period of service; and (iii) annualized base salary or hourly rate of pay and a summary of all other forms of compensation for which the individual is eligible, including applicable allowances, redundancy or termination entitlements and accrued leave (including long service leave, annual leave and personal leave).  No Employee is currently employed by Company while on a permanent or temporary visa.  Upon delivery of an update to Schedule 4.17(c) in accordance with Section 6.18, Schedule 4.17(c) shall also contain a true and complete list with respect to each Employee of total compensation received in 2014 and the four months ended April 30, 2015.

(d)            All Employees are employed exclusively by Company and on a full-time basis.

(e)            Company does not engage any individual as an independent contractor (whether directly or through an entity that such individual owns or controls) who provides material services with respect to the Business.

(f)            Neither Company, Stockholder or any of their respective Affiliates has given any commitment (whether legally binding or not) to increase or supplement the wages, salaries, annual leave and leave loading, long service leave, personal leave or any other remuneration, compensation or benefits of any Employee beyond the amounts and entitlements listed in Schedule 4.17(c).

(g)            Company does not have any accrued liability of unfunded or contingent obligations in respect of any superannuation for any current or former Employee, consultant or independent contractor.

(h)            Company has provided at least the minimum level of superannuation support prescribed by the Superannuation Guarantee (Administration) Act 1992 (Cth, Australia) for each of its current and former Employees.

(i)            Company has made all superannuation contributions required under any award or Industrial Instrument for each of the Employees and has satisfied in all material respects all Laws relating to superannuation applicable to Company. There is no superannuation guarantee charge or liability accrued or payable for any of the Employees.

(j)            Neither Stockholder nor any of its Affiliates has any agreement, arrangement or understanding with any person for the provision of consulting or management services to Company.

(k)            Each of Company, Stockholder and their respective Affiliates (as applicable) has maintained suitable records regarding the service of each of the Employees including all records required by Law.

(l)            To the Knowledge of the Stockholder, each of Company, Stockholder and their respective Affiliates (as applicable) has complied in all material respects with all applicable workplace legislation including occupational health and safety legislation and discrimination legislation.

(m)            The full details of all health and safety policies and procedures, health and safety committees, health and safety representatives, and any complaints, recommendations, investigations or claims relating to health and safety issues made or carried out in the five (5) years preceding the date of this Agreement and affecting Company, Stockholder or any of their respective Affiliates and the Employees have been disclosed to Purchaser. Further, to the Knowledge of the Stockholder, none of Company, Stockholder or any of their respective Affiliates:

(i)                 has been subject to a Work Safety Authority inspection in the three (3) years preceding the date of this Agreement except as disclosed to Purchaser in writing before the date of this Agreement;
(ii)              has received an improvement notice or prohibition notice from the Work Safety Authority in respect of work health and safety; and
(iii)            is currently subject to an investigation or prosecution by the Work Safety Authority except as disclosed to Purchaser in writing before the date of this Agreement.

(n)            Except as disclosed in Schedule 4.17(k), Company:

(i)                 has workers compensation insurance in place in respect of the Employees;
(ii)              has paid its workers' compensation insurance up to date;
(iii)            has not experienced an increase in its workers compensation insurance premium over the three (3) years preceding the date of this Agreement;
(iv)            is not the subject of any current workers compensation claim and Stockholder is not aware of any future claim; and
(v)               has not been subject to an external audit by the Workers Compensation Insurance Authority in the three (3) years preceding the date of this Agreement.

4.18            Litigation.  Except as set forth on Schedule 4.18, there is no material Legal Proceeding pending or, to the Knowledge of Stockholder, threatened against Company, the Assets or to which Company is otherwise a party before any Governmental Body.  To the Knowledge of Stockholder, there is no material Legal Proceeding pending against any of the officers, directors or employees of Company with respect to their business activities on behalf of Company.  Neither Company nor the Assets are subject to any Order.

4.19            Compliance with Laws; Permits.

(a)            Each of Company, Parent and Stockholder is and has been in compliance with all Laws and administrative requirements of any Governmental Body applicable to Company, Parent and Stockholder or by which any of the Assets is bound or affected except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  None of Parent, Stockholder or Company has received any notice of or been charged with the material violation of any Laws or administrative requirements and to the Knowledge of Stockholder, none of Parent, Stockholder or Company is under investigation with respect to the material violation of any Laws or administrative requirements, in each case to the extent relating to the Business or the Assets.

(b)            Schedule 4.19 contains a list of all Permits which are required for the operation of the Business or the Assets as presently conducted or by which the Assets or Company's properties or assets are bound.  Such Permits are in full force and effect and there is no Legal Proceeding or investigations pending or, to the Knowledge of Stockholder, threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to, any of such Permits except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  None of Parent, Company or Stockholder is or has been in conflict with, or in default or violation of any of material Permits.  None of Parent, Stockholder or Company has received from any Governmental Body any written notification with respect to possible conflicts, defaults or violations of such material Permits.

4.20            Environmental Matters.  To the Knowledge of the Stockholder, the operations of Company are and have been in compliance in all material respects with all applicable Environmental Laws.

4.21            Insurance.  Insurance policies are maintained for Company in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which Company is a party or by which Company or the Assets are bound.  Stockholder has heretofore made available to Purchaser complete and correct copies of all insurance policies and all fidelity or surety bonds held by or applicable to Company or the Assets. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of Stockholder, no threat has been made to cancel any insurance policy of Company during such period.

4.22            Accounts and Notes Receivable and Payable.

(a)            All Receivables have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms.  To the Knowledge of Stockholder, none of the Receivables (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b)            All accounts payable of Company reflected in the April Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business.

4.23            Bank Accounts; Records.

(a)            Schedule 4.23(a)(i) contains a complete and correct list of the names and locations of all banks in which Company has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto.  No Person holds a power of attorney to act on behalf of Company.

(b)            All books and records relating to the ownership and operation of the Business and the Assets are located at the premises of the Business to which such books and records primarily relate and comprise all of the books and records relating to the ownership and operation of the Business and the Assets.

4.24            Financial Advisors.  No Person is entitled to any fee or commission or like payment from Company in respect of the transactions contemplated in this Agreement.

4.25            No Other Representation and Warranties.  To the extent permitted by Law and except for the representations and warranties contained in this Article IV, Stockholder makes no representations or warranties in respect of any matter or thing and disclaims all liability and responsibility for any representation, warranty, statement, opinion or information made or communicated (orally or in writing) to Purchaser (including any representation, warranty, statement, opinion, information or advice made and communicated to Purchaser by any representative or officer of Stockholder) and Purchaser acknowledges and affirms that it has not relied upon any such representation, warranty, statement, opinion or information in entering into or carrying out the transactions contemplated by this Agreement.

ARTICLE V

 REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Stockholder, as follows:
5.1            Organization and Good Standing.  Purchaser is a private limited company duly organized, validly existing and in good standing under the laws of Singapore and has all requisite corporate power and authority to own, lease and operate properties and carry on its business as currently conducted.

5.2            Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver the Acquisition Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of each Acquisition Document to which Purchaser is a party have been duly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement has been, and each Acquisition Document to which Purchaser is a party will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement constitutes, and each Acquisition Document to which Purchaser is a party when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3            No Conflict.  Assuming all consents, approvals, authorizations and other actions described in Section 5.4 have been obtained and except as may result from any facts or circumstances relating solely to Stockholder or its Affiliates, the execution, delivery and performance of the Acquisition Documents by Purchaser and consummation of the transactions contemplated hereby and thereby does not and will not:  (a) violate or conflict with the certificate of incorporation and by-laws or comparable organizational documents of Purchaser; (b) violate in any material respect any Law or Order material to Purchaser; or (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of Purchaser pursuant to, or require a payment under, any Contract, deed of trust,  license, Permit, franchise or other instrument to which Purchaser is a party or by which any of Purchaser's assets or properties is bound or affected, except, in the case of each of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4            Consents and Approvals.  The execution, delivery and performance of the Acquisition Documents by Purchaser does not, and the consummation of the transactions contemplated in the Acquisition Documents will not, require Purchaser to obtain any material consent, license, Permit, approval, waiver, authorization, Order or other action by, or to make any filing with or notification to, any Governmental Body or any Third Party.

5.5            Litigation.  Other than the Bankruptcy Case, there are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.6            Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.7            Sufficient Funds.  SCF has provided to Company a true and complete copy of the equity commitment letter, dated as of June 15, 2015, from SCF (the "SCF Equity Financing Commitment"), pursuant to which the Person investing thereunder has committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein (the "SCF Equity Financing").  Viburnum has provided to Company a true and complete copy of the equity commitment letter, dated as of June 15, 2015, from Viburnum (the "Viburnum Equity Financing Commitment" and, together with the SCF Equity Financing Commitment, the "Financing Commitments"), pursuant to which the Person investing thereunder has committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein (the "Viburnum Equity Financing" and, together with the SCF Equity Financing, the "Financing").  The Financing Commitments are in full force and effect and constitute valid, binding and enforceable obligations of the Funds and Purchaser.  Neither of the Financing Commitments has been amended or modified since copies thereof were delivered to Stockholder.  Neither of the respective commitments contained in the Financing Commitments have been withdrawn or rescinded in any respect. There are no side letters or other agreements, arrangements, contracts or understandings relating to the Financing to which the Funds are a party other than as expressly set forth in the Financing Commitments. Except as otherwise set forth in or contemplated by the Financing Commitments, there are no conditions precedent related to the funding of the full amount of the Financing.  No event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of any of the Funds or Purchaser under any of the Financing Commitments. Subject to the satisfaction of the conditions contained in Section 7.2 hereof, each of the Funds has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Purchaser on the Closing Date.  Assuming (i) the satisfaction of the conditions in Section 7.2 hereof and (ii) the Financing is funded in accordance with its conditions, upon funding of the Financing Commitments, Purchaser will have on the Closing Date funds sufficient to pay the Purchase Price and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, including all related fees and expenses.

ARTICLE VI

COVENANTS
6.1            Conduct of Business Pending Closing.

(a)            Except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, during the Interim Period, Parent and Stockholder shall, and Stockholder shall cause Company to:

(i)                  conduct the Business in the Ordinary Course of Business; and
(ii)              maintain in the Ordinary Course of Business (1) the Assets in their current condition, ordinary wear and tear excepted (it being understood by Purchaser that this covenant shall not be deemed to be a warranty as to the condition or suitability of the Assets, which are being sold "as-is, where-is" except as otherwise provided in Article IV, but only an assurance that Parent, Stockholder and Company, in accordance with this covenant, will deliver the Assets in a condition that reasonably approximates their condition at the date of this Agreement) and (2) insurance upon Company, the Business and all of the Assets.

(b)            Except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, during the Interim Period, Stockholder shall not, and shall not permit Company to:

(i)               Declare, set aside, make or pay any dividend or other distribution in respect of the Shares; provided, however, nothing in this Section 6.1(b)(i) shall limit or restrict the ability of Company to make cash distributions to Stockholder or make cash payments or intercompany payables to any Affiliate of Company to the extent consistent with past practices and necessary to comply with the DIP Credit Agreement and so long as Company provides notice to Purchaser of any such cash distribution, cash payment or intercompany payable at the same time as notice is provided to the DIP Lenders;
(ii)              transfer, issue, sell or dispose of any shares of capital stock or other securities of Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of Company;
(iii)            effect any recapitalization, reclassification, stock split or like change in the capitalization of Company;
(iv)            amend the constitution or other constituent documents of Company;
(v)              increase the compensation, benefits or fringe benefits paid or payable (including wages, salaries, bonuses or any other remuneration) or to become payable to any Employee except for increases (A) required in accordance with the terms of any Employee Benefit Plan or Labor Contract in effect on the date hereof, or (B) required by applicable Law;
(vi)            (A) establish, adopt, enter into, amend or terminate any Employee Benefit Plan or any labor union or collective bargaining Contract covering any Employee, except to the extent required by applicable Law, or (B) except as may be required by applicable Law or pursuant to the terms of any Employee Benefit Plan in effect on the date hereof, fund, or agree to fund, any compensation or benefits under any Employee Benefit Plan with respect to any Employee, including through a "rabbi" or similar trust;
(vii)          terminate the service relationship or employment, other than for cause, of any Employee or any independent contractor providing services to Company or with respect to the Business, or transfer the employment or service relationship of any such Person, or make any variation to the terms and conditions of engagement or employment of any such Person;
(viii)       incur or assume any additional Indebtedness, except for advances to employees or officers of Company for expenses incurred in the Ordinary Course of Business;
(ix)            subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the Assets;
(x)             acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material Assets;
(xi)             enter into or agree to enter into any merger or consolidation for the purpose of acquiring any corporation or other entity, and not engage in any new business or invest in, and except for the Intercompany Receivable, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;
(xii)           except as required or permitted by the Accounting Standards, make any change in any method of accounting or auditing practice with respect to the Business;
(xiii)        pay, discharge, settle or satisfy any Liabilities of Company, other than payments, discharges, settlements or satisfactions in the Ordinary Course of Business;
(xiv)         other than in the Ordinary Course of Business, enter into any transaction that would result in Liability to Company;
(xv)            except as contemplated by this Agreement, make or change any material Tax election or method of accounting, settle any dispute or claim with respect to Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other action that would have the effect of increasing the Tax liability of Company or any Subsidiary for any period after the Closing Date;
(xvi)         make, enter into, terminate, amend, restate, supplement or waive any rights under any Material Contract, Real Property Lease or Permit, except for those actions undertaken in the Ordinary Course of Business;
(xvii)      take any action or cause Company to take any action that would (A) have an adverse effect or materially alter (1) the present business operations, organization (including management and the sales force) or goodwill of  Company or (2) Company's present relationship with Persons having business dealings with Company (including customers and suppliers) or (B) cause Company to violate any applicable Laws in any material respect; or
(xviii)  commit or agree to do any of the foregoing.

6.2            Approval Order; Competing Transactions.

(a)            Parent will, at its sole cost and expense, file with the Bankruptcy Court a motion that requests entry of the Stalking Horse Order within one (1) day of execution of this Agreement and a motion to shorten time requesting the motion to be heard on or about June 22, 2015 (the "Stalking Horse Motion"). The Stalking Horse Motion shall be in form and substance acceptable to Purchaser in its sole discretion. The Parent and its Affiliates shall take all actions necessary for entry of the Bid Procedures Order, Stalking Horse Order, and the Approval Order. If entry of the Stalking Horse Order, the Bid Procedures Order, the Approval Order, or any other orders of the Bankruptcy Court relating to this Agreement and the transactions contemplated hereby shall be appealed or otherwise challenged by any party (including by petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument), Parent and its Affiliates agree to diligently oppose such appeal, challenge, petition or motion and to use all efforts to obtain an expedited resolution of any such appeal, petition or motion.

(b)            After entry of the Stalking Horse Order, Parent shall notify Purchaser in writing promptly (but in no event later than twenty-four (24) hours) after receipt of any proposal or offer from any Person other than Purchaser for a Competing Transaction or to acquire the Shares and the Assets, which notice shall set forth the material terms of any such proposal or offer, or any modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. Such notice shall also indicate the identity of the Person making the proposal or offer.  Parent and Stockholder shall keep Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal or offer. Parent and Stockholder shall also notify Purchaser of entry into any definitive documentation by Stockholder or Company for a Competing Transaction.

6.3            Access to Information Concerning Properties and Records.

(a)            During the Interim Period, Stockholder shall, upon reasonable prior notice and during regular business hours, afford Purchaser and its Representatives reasonable access to the personnel, properties, Assets, books and records of Company and any other Affiliate of Parent to the extent reasonably necessary to permit Purchaser to continue its due diligence with respect to such properties and Assets and to permit Purchaser to take such actions as are reasonably necessary to package any Assets for transportation to Purchaser or Company after the Closing and other matters and, during such period, Stockholder shall furnish, or cause to be furnished, to Purchaser all financial and operating data and other information concerning the Business as Purchaser may reasonably request; provided, that such access shall only be upon reasonable notice, shall not disrupt personnel and operations of Company in any material respect and shall be at Purchaser's sole cost and expense; provided, further, that Stockholder shall only be required to provide reasonable access to the Assets in their present location and shall have no obligation to transfer, or cause to be transferred, such Assets for inspection by Purchaser. Any access to the offices, properties, books and records of Company shall be subject to the following additional limitations: (i) Purchaser, its Affiliates, and their respective Representatives, as applicable, shall give Stockholder notice of at least two (2) Business Days prior to conducting any inspections or communicating with any Third Party relating to any property of Company, and a Representative of Stockholder shall have the right to be present when Purchaser, its Affiliates or their respective Representatives conducts its or their investigations on such property; (ii) none of Purchaser, its Affiliates or their respective Representatives shall damage the property of Company, or injure or harm any Person thereon, or any portion thereof; and (iii) Purchaser, its Affiliates, and their respective Representatives, as applicable shall (A) use commercially reasonable efforts to perform all on-site reviews and all communications with any Person in an expeditious and efficient manner; and (B) indemnify, defend and hold harmless Stockholder, its Affiliates, and each of their respective Representatives from and against all Damages resulting from or relating to the activities of Purchaser, its Affiliates and their respective Representatives under this paragraph.  The foregoing indemnification obligation shall survive any Closing or termination of this Agreement.  Notwithstanding anything herein to the contrary, Stockholder shall not be required to provide any access or information to Purchaser, its Affiliates or any of their respective Representatives which Stockholder reasonably believes it is prohibited from providing to Purchaser, its Affiliates or their respective Representatives by reason of applicable Law, which constitutes or allows access to information protected by attorney-client privilege, or which Stockholder is required to keep confidential or prevent access to by reason of any Contract with a Third Party or which would otherwise expose any Stockholder or any of its Affiliates to a material risk of Liability.

(b)            Stockholder hereby authorizes and grants Purchaser a license to access the premises subject to the Stockholder Leases in order to allow Purchaser to make reasonable preparations to remove the Assets located at such premises should the assignment of the Stockholder Leases not be completed prior to Closing.

(c)            Purchaser agrees that, following the Closing, and subject to applicable Law and except as may be necessary to protect any applicable legal privilege, it shall (and shall cause its Subsidiaries to) give to the Stockholder and its Representatives reasonable access during normal business hours to the offices, books and records relating to Company or any of its businesses or operations for any and all periods prior to or including the Closing Date as the Stockholder and its Representatives may reasonably request and to make copies of the same in connection with (a) the preparation of Tax Returns or information returns, (b) reports or other obligations by the Stockholder to Governmental Body, (c) with respect to the administration of the Bankruptcy Cases, (d) objecting to proofs of claims or administrative expense claims and (e) any final determination of any audit or examination, proceeding, or determination.

(d)            After the Stalking Horse Order has been entered by the Bankruptcy Court, the Parties agree to cooperate to implement a transition plan to inform customers, suppliers, distributors, regulators, contractors, service providers, lenders, employees, agents and Representatives of Company with respect to the Business and any Governmental Body or Representatives thereof of the transactions contemplated hereby in order to (i) obtain any consents or give required notice to such Persons in connection with the transactions contemplated hereby and (ii) preserve existing relationships and arrangements between such Persons and Company or with respect to the Assets and the Business.  Notwithstanding the foregoing, Purchaser agrees to delay any such transition plan with respect to any customers, suppliers, distributors, regulators, contractors, service providers, lenders, employees, agents and Representatives of Company with respect to the Business and any Governmental Body or Representatives thereof to the extent reasonably requested by Stockholder in order to avoid confusion by any such constituencies as a result of any uncertainty whether or not Purchaser will acquire Company as a result of the auction process imposed by the Bankruptcy Court.

6.4            Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Purchaser, Stockholder and Parent will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement prior to the Outside Date.

6.5            Non-Competition; Non-Solicitation; Confidentiality.

(a)            Stockholder, in order to induce Purchaser to enter into this Agreement and in conjunction with the sale of goodwill herein, agrees to the provisions of this Section 6.5 on behalf of itself and its Affiliates.  During the Prohibited Period, Stockholder will not, and will cause its Affiliates not to, directly or indirectly, carry on or engage in the Business within the Territory.  Accordingly, Stockholder expressly promises that during the Prohibited Period it will not: (i) be affiliated with, or otherwise participate in, any business that engages in the Business in the Territory, (ii) directly or indirectly canvass, solicit or approach any Person or entity who or which is a customer or client of Purchaser or its Affiliates in the Territory with the intent or effect of causing such Person or entity to cease, lessen or otherwise alter his, her or its business relationship with Purchaser or its Affiliates anywhere in the Territory, or (iii) directly or indirectly cause, solicit, induce or encourage any employees of Company or Stockholder who are or become employees of Purchaser or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual; provided, however, this Section 6.5(a) shall not be construed such as to limit the ability of a subsequent purchaser of the Stockholder, any of Stockholder's Affiliates or any of their respective businesses or assets to continue to carry on or engage in any business or commercial activities within the Territory.

(b)            From and after the Closing Date, Stockholder shall not and shall cause their Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below).  Stockholder shall not have any obligation to keep confidential or cause its officers, directors or Affiliates to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable Law, Stockholder shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.  For purposes of this Section 6.5(b), "Confidential Information" shall mean any confidential information with respect to Company, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder.

(c)            Stockholder acknowledges that Purchaser intends to enforce each of the covenants and undertakings contained in this Section 6.5 to the maximum extent permitted by applicable Law.

(d)            The covenants and undertakings contained in this Section 6.5 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.5 will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.5.  The rights and remedies provided by this Section 6.5 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

(e)            The Parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.5 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.

6.6            Supplements to Schedules.  At any time prior to the Closing Date and promptly after receiving Knowledge thereof, Stockholder shall deliver to Purchaser a supplement to the information set forth on the Disclosure Schedule with respect to any matter first arising or occurring after the date of this Agreement that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or that is necessary to correct any information in the Disclosure Schedule or in any representation or warranty of Stockholder which has been rendered inaccurate thereby promptly following discovery thereof (each, a "Schedule Supplement").  Except as provided in the following sentence, any disclosure in any such Schedule Supplement shall not be deemed to have cured any breach of any representation or warranty made in this Agreement or any other Acquisition Document for purposes of determining the satisfaction of the conditions set forth in Sections 8.1 and 8.2 or for purposes of the indemnification or termination rights contained in this Agreement. With respect to any Schedule Supplement relating to any matter first arising or occurring after the date of this Agreement, if Purchaser has the right as a result of any Schedule Supplement, or all Schedule Supplements in the aggregate, to, but does not elect to, terminate this Agreement and the Closing occurs, then Purchaser shall be deemed to have irrevocably waived its right to indemnification under Article VIII with respect to the matters disclosed in such Schedule Supplements.

6.7            Preservation of Records.

(a)            For a period of five (5) years after the Closing Date, Purchaser shall preserve and retain all corporate, accounting, Tax, legal, auditing, human resources and other books and records of Company (including (i) any documents relating to any Claim and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of Company).

(b)            Prior to the Closing, Stockholder and Parent shall provide to Purchaser copies of all documents relating to the debtor offset arrangement between Parent or its Affiliates and Fugro TSM.

(c)            Following the Closing, each Party will allow each other Party reasonable access to (i) the Business, (ii) its books and records related to the Business and the Assets, and (iii) such personnel having knowledge of the location or contents of such books and records, for legitimate business reasons, including the preparation of audited financials of Company pursuant to Article IX; provided that such access shall only be upon reasonable notice, shall not unreasonably disrupt personnel and operations of the respective business of the other Party and shall be at such Party's sole cost and expense.

(d)            If and for so long as Stockholder or Purchaser is actively contesting or defending against any Claim brought by a Third Party in connection with (i) the transactions contemplated hereby or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the non-contesting or non-defending Party or Parties shall, at the sole cost and expense of the contesting or defending Party, (x) cooperate with the contesting or defending Party and its counsel in the defense or contest, (y) make available its or their personnel (including to act as a witness) and (z) provide such access to its or their books and records as shall be necessary or reasonably requested in connection with the defense or contests; provided, however, that no such cooperation or access shall unreasonably interfere with such non-contesting or non-defending Party's operation of its businesses.  All non-public information received pursuant to this Section 6.7 shall be kept confidential, except as otherwise required by Law.  Notwithstanding anything herein to the contrary, no Party shall be required to provide any access or information to the other Party, its Affiliates or any of their respective Representatives which such Party reasonably believe it is prohibited from providing to the other Party, its Affiliates or their respective Representatives by reason of applicable Law, which constitutes or allows access to information protected by attorney-client privilege, or which such Party is required to keep confidential or prevent access to by reason of any Contract with a Third Party or which would otherwise expose such Party or any of its Affiliates to a material risk of Liability.

(e)            The obligations of Purchaser, Stockholder and Parent under this Section 6.7 shall be binding upon the successors and assigns of each such Party.  If any Party or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its assets to any other Person (whether by asset sale, stock sale or otherwise), proper provision shall be made so that such successors and assigns honor the obligations set forth in this Section 6.7.

6.8            Publicity.

(a)            None of Stockholder, Parent or Purchaser shall (and Stockholder shall cause Company not to) issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser, Parent or Stockholder, disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other Parties with respect to the text thereof.

(b)            Each of Purchaser, Parent and Stockholder agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law, including by the Bankruptcy Court.

6.9            Use of Name.  Purchaser hereby agrees that following the Closing, Stockholder and its Affiliates shall have the sole right to the use of the Cal Dive Marks. Purchaser shall, and shall cause each of its Affiliates (including Company following the Closing) to, promptly after the Closing, cease to hold itself out as having any affiliation with Stockholder or any of its Affiliates.  In furtherance thereof, no later than six (6) months following the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all Cal Dive Marks from all materials including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. Parent hereby grants Company a non-transferable, royalty-free, nonexclusive license to use the Cal Dive Marks during such six (6) month period.

6.10            Investigation.  In connection with Purchaser's investigation of Company, Purchaser has received from Stockholder certain projections, business plans and other forecasts for Company, including projected income statement and balance sheet information and certain plan and budget information.  Notwithstanding the foregoing, Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets and that Purchaser is familiar with such uncertainties and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it.  Accordingly, except as provided in this Section 6.10, Stockholder makes no representations or warranties with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 6.10.

6.11            Further Action.  Each of the Parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby. At the request of any Party hereto and without further consideration, any other Party will execute and deliver, and will cause their applicable direct and indirect Subsidiaries to execute and deliver, to the requesting party and/or their direct and indirect Subsidiaries, all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting party may reasonably request in order to evidence to third parties, and to effect completely, the transactions contemplated hereby. Parent and Stockholder shall cooperate with Purchaser and take all actions reasonably necessary to eliminate the Intercompany Receivable on a tax efficient basis and keep Purchaser informed, on a current basis, of any material changes in the status thereof.

6.12            Employee and Benefit Matters.

(a)            During the Interim Period, Stockholder and Company shall cooperate with Purchaser in permitting Purchaser and its Affiliates reasonable access to the Employees and to the individuals hired as employees by Company during the Interim Period (as permitted by, and in accordance with, Section 6.1(b)) to: (1) interview the Employees and such other employees during normal business hours; (2) seek consent to perform background check and drug testing consistent with Purchaser's or its Affiliate's policies; and (3) communicate any information concerning employment with Company from and after the Closing Date.

(b)            Nothing in this Agreement, express or implied, shall confer upon any Employee, or any Representative of any such Employee, any rights or remedies, including any right to employment or other service relationship or continued employment or other service relationship for any period or any right to certain terms of employment or engagement.

6.13            Maintenance and Enforcement of Insurance Policies.  During the Interim Period, Parent and Stockholder shall not, and shall cause each of their respective Affiliates not to, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the availability of any insurance policies or arrangements described in Section 4.21 and in effect on the date of this Agreement.  During the Interim Period, Parent and Stockholder shall take such actions as are necessary to renew any such insurance policies or arrangements on terms that continue to be compliant with the representations and warranties set forth in Section 4.21.  After the Closing, Parent and Stockholder shall not, and shall cause each of their respective Affiliates not to, take any action that would restrict the ability of Company to make any claim against any insurance policy of Parent or any of its Affiliates with respect to any event, action or occurrence relating to the Company prior to the Closing Date, and Parent and its Affiliates agree to cooperate with Company in the event it makes any such claim against any such insurance policy.

6.14            Stockholder Release.  Except for rights granted under and claims pursuant to any of the Acquisition Documents, Stockholder, on behalf of itself and each of its Subsidiaries and Affiliates (the "Stockholder Releasing Parties"), effective from and after the Closing, hereby releases, acquits, and forever discharges Company and each of its Affiliates and each of their respective present or former Representatives (including any present or former Representatives of Company), and their successors and assigns (the "Purchaser Released Parties"), from any and all Claims and Liabilities, whether known or unknown, which the Stockholder Releasing Parties have or may come to have against the Purchaser Released Parties, whether directly, indirectly or derivatively, including negligence, gross negligence, in connection with or related to their ownership or operation of the Business, provided that this release shall not release any officers, directors, employees or agents for any gross negligence, willful misconduct, theft, conversion or other criminal or unlawful acts to which Stockholder had no knowledge as of the Closing (the "Stockholder Released Claims").  The Stockholder Releasing Parties covenant not to sue the Purchaser Released Parties on account of any Stockholder Released Claim.

6.15            Purchaser Release.  Except for rights granted under and claims pursuant to any of the Acquisition Documents, Purchaser, on behalf of itself and each of its Subsidiaries and Affiliates (the "Purchaser Releasing Parties"), effective from and after  the Closing, hereby releases, acquits, and forever discharges Stockholder and each of its Affiliates and each of their respective present or former Representatives (including any present or former Representatives of Stockholder), and their successors and assigns (the "Stockholder Released Parties"), from any and all Claims and Liabilities, whether known or unknown, which the Purchaser Releasing Parties have or may come to have against the Stockholder Released Parties, whether directly, indirectly or derivatively, including negligence, gross negligence, in connection with or related to their ownership or operation of the Business, provided that this release shall not release any officers, directors, employees or agents for any gross negligence, willful misconduct, theft, conversion or other criminal or unlawful acts to which Purchaser had no knowledge as of the Closing (the "Purchaser Released Claims").  The Purchaser Releasing Parties covenant not to sue the Stockholder Released Parties on account of any Purchaser Released Claim.

6.16            Resignations.  Stockholder and Parent will use commercially reasonable efforts to obtain written resignations of each of the directors of Company as directors (except for Peter Evans) effective as of the Closing.

6.17            Conveyance and Assumption Instruments.  At the Closing, the Parties agree to execute and deliver such purchase and sale agreements, bills of sale, deeds, assignments, assumptions and other documents and instruments of sale, conveyance, assignment, transfer and assumption as are necessary for the conveyance of the Shares and the Assets by Stockholder and the assumption of the Stockholder Leases by the Purchaser or its Affiliates as contemplated hereunder.  Such documents and instruments shall be prepared by the legal counsel of Purchaser and be, in each case, in form and substance reasonably agreed by the applicable Parties thereto and as is usual and customary with respect to the Shares, Assets or Stockholder Leases in the applicable jurisdiction and that implements the applicable terms, and is consistent with the underlying principles, of this Agreement.

6.18            Additional Employee Information.  Promptly following the date of this Agreement, but in any event no later than 10 Business Days following the date of this Agreement, Stockholder shall deliver to Purchaser an update to Schedule 4.17(a) and Schedule 4.17(c) which shall set forth with respect to each Employee a true and correct list of total compensation received in 2014 and the four months ended April 30, 2015.

6.19            Chevron Retention.  After the Closing, Purchaser agrees to cause Company to commence discussions with Chevron Australia to seek a compromise whereby Chevron Australia agrees to release all warranty claims under the Chevron Contract and to eliminate the Chevron Retention in exchange for receiving a discount on the amount of the Chevron Retention.  Prior to finalizing any such compromise arrangement, Company shall provide notice to Stockholder of such compromise arrangement and Company shall not enter into any such compromise arrangement without the prior consent of Stockholder, which consent shall not be unreasonably withheld or delayed.  Regardless of whether or not any such compromise arrangement is implemented between Chevron Australia and Company, any payments received by Company from Chevron Australia under the Chevron Contract as a result of the release and payment of the Chevron Retention shall be paid 75% to Stockholder and 25% to Company.

ARTICLE VII

 CONDITIONS TO CLOSINGS
7.1            Conditions to Obligations of Stockholder to Closing.  The obligations of Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)            the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)            Purchaser shall have performed and complied in all respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)            There shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)            The Bankruptcy Court shall have entered the Approval Order;

(e)            Stockholder shall have received the Escrow Agreement duly executed and delivered by Purchaser and the Escrow Agent;

(f)            Stockholder shall have received the Transition Services Agreement duly executed and delivered by Purchaser or its Affiliate;

(g)            Stockholder shall have received a certificate signed by Purchaser, in form and substance reasonably satisfactory to Stockholder, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.1(a)-(b) have been satisfied in all respects; and

(h)            Purchaser shall have delivered, or caused to be delivered, to Stockholder evidence of the wire transfer of the Deposit Funds and the Purchase Price pursuant to Section 3.3.

7.2            Conditions to Obligations of Purchaser to Closing.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement to occur on the Closing Date is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)            the representations and warranties of Stockholder set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)            Stockholder shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date, and Purchaser shall have received copies of such corporate resolutions and other documents evidencing the performance thereof as Purchaser may reasonably request;

(c)            There  shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)            The Bankruptcy Court shall have entered the Approval Order and the Approval Order shall be a Final Order;

(e)            The Bankruptcy Court shall have entered the Stalking Horse Order and the Stalking Horse Order shall be a Final Order;

(f)            The Bankruptcy Court shall have entered the Bid Procedures Order, and the Bid Procedures Order shall be a Final Order;

(g)            Purchaser shall have received the Escrow Agreement duly executed and delivered by Stockholder, any of its applicable Affiliates and the Escrow Agent;

(h)            Purchaser shall have received the Transition Services Agreement duly executed and delivered by Stockholder;

(i)            Purchaser shall have received one or more Assignment and Assumption Agreements duly executed by Stockholder or any of its Affiliates, as applicable, to assign valid ownership and title of the Assets to Purchaser, in form and substance reasonably satisfactory to Purchaser;

(j)            Purchaser shall have received share certificates for the Shares and any other documents necessary to establish the Purchaser's title to the Shares and that may be required by Company for registration of the transfer of the Shares to the Purchaser;

(k)            Purchaser shall have received completed share transfers of the Shares to the Purchaser, executed by or on behalf of Stockholder;

(l)            Purchaser shall have received a certificate signed by Stockholder in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.2(a)-(c) have been satisfied in all respects;

(m)            Stockholder shall have delivered evidence in form and substance reasonably satisfactory to Purchaser of receipt of all consents, waivers and approvals reasonably necessary in order to consummate the transactions contemplated by this Agreement;

(n)            Purchaser shall have received evidence that a meeting each of the board of Company and the board of the Stockholder, as applicable, has been validly and duly convened and has approved (such approval subject to completion of the Transaction):

(i)                 the registration of Purchaser as the holder of the Shares in Company's register of shareholders;
(ii)             the issuance of new share certificates for the Shares in the name of Purchaser, subject only to receipt of the executed share transfers referred to in Section 7.2(k);
(iii)            the resignation of each of the directors of Company (except for Peter Evans) in accordance with Section 6.16;
(iv)            the sale of the Stockholder Assets to Purchaser; and
(v)               the delivery of all documents of title in the possession of Stockholder relating to the ownership of the Assets to Purchaser.

(o)            Purchaser shall have received appropriate evidence in form and substance satisfactory to Purchaser (acting reasonably) that all Liens (other than Permitted Exceptions) on the Assets and the Shares, and all Liens and obligations under the Credit Agreements and the Financing Order, have been released and satisfied in full;

(p)            Purchaser shall have received all documents of title in the possession of Stockholder or its Affiliates relating to the ownership of the Assets;

(q)            Purchaser shall have received evidence in form and substance satisfactory to the Purchaser that all insurance policies held by or applicable to Company or the Assets have been renewed and are in effect as of the Closing and any premiums required to have been paid prior to the Closing shall have been fully paid;

(r)            There shall not have occurred any material damage to any Vessel or the SAT1 System which renders it no longer fit for use; and

(s)            There shall not have occurred a death or permanent disability of any Employee or contractor of Company while such Employee or contractor was providing services for Company or its Affiliates (other than any death or permanent disability solely as a result of natural causes), but only to the extent that such death or permanent disability (i) arises as a result of any alleged negligent conduct by Company or and of its Affiliates or Employees with supervisory authority over such Employee or contractor or (ii) has caused or can reasonably be anticipated to cause a material adverse reaction from any material customers or suppliers of Company or its Affiliates.

ARTICLE VIII

 SURVIVAL; INDEMNIFICATION
8.1            Survival of Representations and Warranties.  All representations, warranties, covenants and agreements of Stockholder, Purchaser and Parent contained in this Agreement or any Acquisition Documents delivered pursuant hereto shall survive the Closing, provided, however, that all of the representations, warranties, covenants and agreements of Stockholder, Purchaser and Parent contained herein and in the Acquisition Documents shall terminate on the six (6) month anniversary of the Closing Date (the "Claims Expiration Date"), and shall be of no further force and effect thereafter, other than any covenants or agreements of Stockholder or Parent which, by their specific terms, have a longer survival period.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the Claims Expiration Date if notice of the inaccuracy of such representation or warranty giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to the Claims Expiration Date.  After the Closing and except as provided in Section 11.12, indemnification pursuant to this Article VIII shall be the sole and exclusive remedy of the Parties for any breach of the representations and warranties contained in this Agreement or any certificate or documents delivered pursuant hereto, except with respect to actual fraud committed by a Party hereto.

8.2            Indemnification by Stockholder.  Subject to the terms and conditions of this Article VIII, Stockholder hereby agrees to indemnify, defend and hold harmless Purchaser and its Affiliates and their respective directors, officers, employees and controlled and controlling persons (collectively, "Purchaser Affiliates"), from and against all claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits and administrative orders ("Claims") and debts, liabilities, obligations, losses, including diminution of value, damages, costs and expenses, whether actual, consequential or punitive, interest (including prejudgment interest), penalties, reasonable legal fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts ("Damages") asserted against, imposed upon or incurred by any such Person, directly or indirectly, by reason of, arising out of or resulting from (i) the inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of Stockholder contained in this Agreement or any certificate or documents delivered pursuant hereto, (ii) the breach of any covenant or agreement of Stockholder contained in or made pursuant to this Agreement, or (iii) any Excluded Liability. Any payment made by Stockholder or Parent to Purchaser or Purchaser Affiliates in respect of any Claim will be in reduction of the Purchase Price.

8.3            Indemnification by Purchaser.  Subject to the terms and conditions of this Article VIII, Purchaser hereby agrees to indemnify, defend and hold harmless Stockholder and its Affiliates and their directors, officers, employees, partners and controlled and controlling persons (collectively, "Stockholder Affiliates"), from and against all Damages and Claims asserted against, imposed upon or incurred by any such Person, directly or indirectly, by reason of, arising out of or resulting from (i) the inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of Purchaser contained in this Agreement or any certificate or documents delivered pursuant hereto or (ii) the breach of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement.

8.4            Other Claims, Payment.  Upon the occurrence of a Claim or Damages for which indemnification is believed to be due under this Article VIII, the party or parties to be indemnified hereunder (the "Indemnified Party") shall provide notice of such Claim or Damages to the other party or parties (the "Indemnifying Party"), stating the circumstances giving rise to the Claim or Damages, specifying the amount of the Claim or Damages and making a request for any payment then believed due.  Any such claim for indemnification shall be conclusive against the Indemnifying Party in all respects twenty (20) days after receipt by the Indemnifying Party of such notice, unless within such period (i) the Indemnifying Party sends the Indemnified Party a notice disputing the propriety of such claim and (ii) in the case of any claim for indemnification asserted pursuant to Section 8.2 of this Agreement, Stockholder sends the Escrow Agent a notice disputing the propriety of such claim.  Such notice of dispute shall describe the basis for such objection and the amount of the claim as to which the Indemnifying Party does not believe should be subject to indemnification.  Upon receipt of any such notice of objection, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next thirty (30) days.  If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party with such 30-day period, the Indemnified Party shall have the right to commence Legal Proceedings with respect to such Claim or Damages, subject to the Section 11.8.  Subject to Section 8.6, if it is finally determined by non-appealable judgment of the applicable governing authority that all or a portion of such claim amount is owed to the Indemnified Party, the Indemnified Party shall be entitled to payment of such amount in cash within two (2) Business Days of such judgment, together with interest from the date that the Indemnified Party initially requested such payment until the date of actual payment, at the Specified Rate.

8.5            Satisfaction of Claims from the Escrow Account; Limit on Claims.

(a)            After the Closing, any obligations and liabilities of Stockholder to Purchaser or any Purchaser Affiliate pursuant to Sections 8.2 of this Agreement (including claims for failure to pay pursuant to Section 3.4) shall be satisfied solely from payments of amounts to Purchaser or such Purchaser Affiliate from the Escrow Account.  Pursuant to the terms of the Escrow Agreement, if Stockholder is determined to owe an amount pursuant to the procedures set forth in this Section 8.5 with respect to a claim made pursuant to Sections 8.2 (including claims for failure to pay pursuant to Section 3.4), then the amount due the Indemnified Party hereunder shall be satisfied by the delivery to the Indemnified Party pursuant to the Escrow Agreement of an amount from the Escrow Account equal to the lesser of (i) the amount of the claim to be satisfied and (ii) the amount remaining in the Escrow Account, and the claim shall be deemed paid and satisfied upon receipt by the Indemnified Party of such amount from the Escrow Account.

(b)            After the Closing, Purchaser's aggregate obligations and liabilities to Stockholder or Stockholder Affiliates pursuant to Sections 8.3 of this Agreement shall not exceed Two Hundred Twenty-Six Thousand and Two Hundred United States Dollars ($226,200) except for any claims made for failure of Purchaser to pay any amount owed to Stockholder pursuant to Section 2.4.

8.6            Deductible.  No indemnification for any Damages asserted against Stockholder or Purchaser, as the case may be, under Section 8.2(i) or Section 8.3(i) shall be required unless and until the cumulative amount of such Damages exceeds One Hundred Seventy Thousand United States Dollars ($170,000) to such party, at which point Stockholder or Purchaser, as the case may be, shall be obligated to indemnify the Indemnified Party only as to the amount of such Damages in excess of One Hundred Seventy Thousand United States Dollars ($170,000) (the "Deductible").

ARTICLE IX

 TAX MATTERS
9.1            Transfer Taxes.  Purchaser shall be responsible for and hold Stockholder harmless from, the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement; provided, however, that the Parties shall, and shall cause their Affiliates to, take all commercially reasonable actions as are requested by Purchaser and are permitted under applicable Laws to reduce or eliminate any such Taxes that might be imposed with respect to such transactions.

9.2            Purchase Price Allocation.

(a)            No later than thirty (30) days after the Final Settlement Date, Purchaser shall prepare and deliver to Stockholder a proposed allocation (the "Proposed Allocation") allocating the (i) the Purchase Price between the Shares and the Assets taking into account the Liabilities of Company. If Stockholder disagrees with any items reflected in the Proposed Allocation, then Stockholder shall notify Purchaser in writing of such disputed items within ten (10) days after receipt thereof, and, thereafter, Stockholder and Purchaser shall cooperate in good faith for a period of thirty (30) days (or such longer period as mutually agreed by the Parties).  To the extent that Stockholder and Purchaser are unable to resolve any disputed items, they shall jointly submit any remaining disputed items for resolution to the Arbitrator, and shall instruct the Arbitrator to render its decision with respect to such remaining disputed items within thirty (30) days after such firm is retained, which decision shall be final and binding on the Parties.  Stockholder and Purchaser shall each bear fifty percent (50%) of the fees and expenses of such accounting firm.  The Purchase Price allocation as finally agreed or determined pursuant to this Section 9.2 shall be the "Final Allocation."

(b)            If the Purchase Price is adjusted for any payments made pursuant to Article VIII herein, the Final Allocation shall be adjusted consistent with the Final Allocation as reasonably determined by Purchaser. The Final Allocation (as adjusted pursuant to the previous sentence) shall be binding on Stockholder and Purchaser and their respective Affiliates and Stockholder and Purchaser and their respective Affiliates shall report, act, and file Tax Returns in all respects and for all purposes consistent with the Final Allocation and shall not take any position contrary thereto; provided, however, that nothing contained herein shall be construed so as to prevent any Party from settling, or require any Party to commence or participate in any litigation or administrative process challenging any determination made by any Governmental Body based upon or arising out of the Final Allocation. The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to any allocation hereunder.

ARTICLE X

 TERMINATION AND WAIVER
10.1            Termination Prior to Closing.  In the event of termination by Purchaser or Stockholder pursuant to this Section 10.1, written notice thereof stating the provision of this Section 10.1 pursuant to which such termination is made shall promptly be given to the other Parties hereto.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)            by the mutual written consent of Stockholder and Purchaser;

(b)            by Stockholder or Purchaser, if the Closing shall not have occurred prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure or whose Affiliate's failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c)            by Stockholder or Purchaser if the Bankruptcy Court (i) shall have held, provided that such holding of the Bankruptcy Court is not a result of or caused by the terminating Party's material breach of this Agreement, that it will not enter (Y) the Approval Order, or (Z) the Bid Procedures Order or the Stalking Horse Order, or (ii) shall have entered an Order authorizing the consummation of a Competing Transaction;

(d)            by Stockholder or Purchaser, if there shall have been enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order, judgment, decree, injunction or other order of any Governmental Body of competent jurisdiction which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise permanently restraining, enjoining or otherwise prohibiting Stockholder or Purchaser from consummating the transactions contemplated by this Agreement, and such Law, rule, regulation, executive order, judgment, decree, injunction or other order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available if either Party has the right to terminate this Agreement under Section 10.1(c);

(e)            by Purchaser if there has been a breach of any representation, warranty, covenant or agreement of Stockholder contained in this Agreement in any material respect, or if any representation or warranty of Stockholder shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) hereof would not be satisfied and such breach or untruth is not curable by Stockholder or if curable has not been cured within twenty (20) days after Stockholder receives written notice thereof from Purchaser;

(f)            by Stockholder if there has been a breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement in any material respect, or if any representation or warranty of Purchaser shall have become untrue in any material respect, in either case such that the conditions set forth in Section 7.1(a) hereof would not be satisfied and such breach or untruth is not curable by Purchaser or if curable has not been cured within twenty (20) days after Purchaser receives written notice thereof from Stockholder; or

(g)            by Purchaser if any of the following occurs:

(i)                 Seller provides Purchaser with a Schedule Supplement or Schedule Supplements that individually or in the aggregate discloses information that would entitle Purchaser to assert that the condition to Closing set forth in Section 7.2(a) had not been satisfied had the Closing occurred as of the date of termination;
(ii)              Upon the expiration of the Remedies Notice Period following receipt by Parent or any of its Affiliates of a Termination Notice (all as defined in the Financing Order);
(iii)            Stockholder or Company enters into definitive documentation for a Competing Transaction provided that the terminating Party has not breached this Agreement in any material respect;
(iv)             the Bankruptcy Case is dismissed, is converted to a case under Chapter 7 of the Bankruptcy Code, or a trustee is appointed in the Bankruptcy Case;
(v)               the Approval Order has not been entered by the Bankruptcy Court on or before July 28, 2015 or the Approval Order has not become a Final Order within fourteen (14) days after such date;
(vi)            the Stalking Horse Order has not been entered by the Bankruptcy Court on or before June 24, 2015;
(vii)          the Stalking Horse Order, the Bid Procedures Order, or the Approval Order is modified in any material respect without the consent of Purchaser;
(viii)       the Bankruptcy Court has entered an Order approving a Competing Transaction; or
(ix)            Parent or any of its Affiliates fails to comply in any material respect with the Stalking Horse Order, the Bid Procedures Order or the Approval Order.

10.2            Effects of Termination Prior to Closing.

(a)            Subject to Section 10.2(b), in the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto provided that the provisions of Section 3.5, Section 6.5, Article VIII and Article XI shall remain in full force and effect and survive any termination of this Agreement.

(b)            Notwithstanding the provisions of Section 10.2(a), upon any termination of this Agreement pursuant to Sections 10.1(b) (but only if Parent, its Affiliates or Stockholder has intentionally and materially breached this Agreement), 10.1(c)(i)(Y) (but only if the Parent or its Affiliates have materially breached Section 6.2(a) of this Agreement with respect to the Approval Order), 10.1(c)(ii), 10.1(g)(iii), 10.1(g)(v) (but only if the Parent or its Affiliates have materially breached Section 6.2(a) of this Agreement with respect to the Approval Order), or 10.1(g)(viii), within three (3) Business Days following the entry of an Order by the Bankruptcy Court approving a Competing Transaction (provided that such Order is entered no later than 90 days following the notice of such termination), Stockholder shall pay, or cause to be paid, to Purchaser by wire transfer in immediately available funds to an account designated by Purchaser, an amount equal to 3% (three percent) of the Base Purchase Price (the "Break-Up Fee") plus an amount equal to the out-of-pocket expenses of Purchaser and the Funds (including legal expenses) incurred or accrued in connection with the transaction contemplated under this Agreement not to exceed $500,000 (the "Expense Payment").

(c)            Stockholder agrees and acknowledges that the provisions in this Agreement for the payments contemplated by Section 10.2(b) and the procedures embodied in Section 6.2 hereof were material inducements for, and conditions, of Purchaser's entry into this Agreement. The provision for payment of the Expense Payment and the Break-Up Fee is an integral part of this Agreement without which Purchaser would not have entered into this Agreement. Each of Stockholder and Parent agrees and acknowledges that Purchaser has, in reliance on the availability of the payment, reimbursement and procedures set forth in this Agreement, researched the value of the Shares and the Assets, has expended and will expend substantial resources and funds in connection with a purchase of the Shares and the Assets, and is willing to serve as a "stalking horse" in connection with the proposed sale of the Shares and the Assets for purposes of promoting competitive bidding that otherwise would not have been made.  Each of Stockholder and Parent acknowledges that Purchaser has, by submitting the bid embodied in this Agreement, provided a benefit to Stockholder and Parent's and its Affiliates' bankruptcy estates by increasing the likelihood that the price at which the Shares and the Assets are sold or otherwise disposed will reflect their true worth and that absent the agreements regarding the payments contemplated by Sections 11.2(b), Stockholder may lose the opportunity to obtain the highest and best available offer in respect of the Shares and the Assets .

(d)            Stockholder's obligation to pay the Expense Payment and Break-Up Fee shall survive termination of this Agreement and shall be authorized to be paid by the Stalking Horse Order. The Break-Up Fee and the Expense Payment shall each constitute an administrative expense against each of Parent's and its Affiliates' bankruptcy estates, which shall be a super-priority administrative expense claim senior to all other administrative expense claims and payable out of the cash or other collateral securing the obligations to any and all Parent's and its Affiliates' creditors, prior to any recovery by such parties, under Section 364(c)(1) of the Bankruptcy Code, but junior and subject only to Permitted Prior Liens (as defined in the Financing Order) and the Carve-Out (as defined in the Financing Order). Payment of the Break-up Fee and the Expense Payment shall be a joint and several obligation of the Parent and its Affiliates, the Stockholder and any person that is the acquiring party in any Competing Transaction.  Until the earlier to occur of (i) the Closing Date or (ii) payment of the Break-Up Fee and the Expense Payment in full in accordance with the terms of this Agreement, the bankruptcy estates of Parent and its Affiliates shall not incur or otherwise agree to any other administrative claim that is senior to, or pari passu with, the priorities of the Break-Up Fee and Expense Payment set forth herein; provided that, subject to the limitations in paragraph 5 of the Stalking Horse Order, Parent and its Affiliates may incur or otherwise agree to an administrative claim for an expense reimbursement or a break-up fee for a Going Concern Sale (as defined in the Bid Procedures) for substantially all of the assets of Parent and its Affiliates or any transaction that does not involve all or a portion of the Assets and the Shares that may be senior to, or pari passu with, the priorities of the Break-Up Fee and Expense Payment set forth herein.

10.3            Waiver.  At any time prior to the Closing, any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party hereto, (b) waive any inaccuracies in the representations and warranties of any other Party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance by any other Party hereto with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

10.4            Parent Undertaking.

(a)            Parent hereby agrees to take all actions necessary to cause (i) the due, full and punctual payment of the Break-Up Fee and the Expense Payment by Stockholder and (ii) the specific performance of all obligations of Stockholder and its Affiliates under this Agreement (the "Obligations"), in each case subject to the terms and conditions hereunder.  If, for any reason whatsoever, Stockholder or its Affiliates shall fail or be unable to duly, punctually and fully pay or perform the Obligations, Parent will forthwith pay and cause to be paid, or perform or cause to be performed, the Obligations.  The foregoing obligation of Parent constitutes a continuing agreement to pay and perform the Obligations, and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a obligor and including any amendment, extension, modification or waiver of any of the Obligations.  Parent hereby irrevocably waives (to the fullest extent permitted by applicable Law) notice of acceptance of this undertaking and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand or payment, protest, notice of dishonor or nonpayment, suit, filing objections with a court, any right to require proceeding first against Stockholder (including initiating a Legal Proceeding against Stockholder), any right to require the prior disposition of the assets of Stockholder to meet any of its obligations hereunder or the taking of any other action by Purchaser or its Affiliates and all demands whatsoever.  The undertaking set forth in this Section 10.4 will remain in full force and effect, and will be binding upon Parent, until all of the Obligations have been satisfied. Parent shall take all actions necessary to cause Stockholder, Company, and Parent's Affiliates to comply with the requirements of this Agreement.

(b)            Parent hereby represents and warrants to Purchaser that:

(i)                 Parent is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization;
(ii)              Parent has all requisite corporate power and authority and has taken all limited partnership action necessary in order to execute, deliver and perform its obligations under this Agreement;
(iii)            Excluding any required Bankruptcy Court approval and any required governmental and/or regulatory approvals, if any, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Body are necessary for the execution, delivery or performance of this Agreement.  Neither the execution, delivery and performance by Parent of this Agreement nor the consummation by Parent of the transactions contemplated thereby will (A) conflict with or result in any breach of any provision the certificate of incorporation and by-laws or comparable organizational documents of Parent, (B) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract to which Parent is a party, other than violations, breaches, accelerations or defaults which would not, or would not be reasonably likely to, have a material effect on Stockholder's ability to execute, deliver and perform its obligations under this Agreement or (C) violate any material Law or Order of any Governmental Body applicable to Parent or any of its properties or assets; and

(c)            This Agreement has been duly executed and delivered by Parent and is a valid and binding agreement of Parent, enforceable against it in accordance with its terms, subject only to entry of the Stalking Horse Order.

ARTICLE XI

 GENERAL PROVISIONS
11.1            Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, fees and disbursements of counsel, brokers, investment bankers, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.  Notwithstanding the foregoing, Stockholder and its Affiliates shall be responsible for all filing fees or expenses incurred by Stockholder or its Affiliates in connection with obtaining the Bid Procedures Order and the Approval Order.

11.2            Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made and shall be deemed to have been duly given or made if delivered in person by courier service, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

(a)                  if to Stockholder or Parent:
Cal Dive International, Inc.
2500 CityWest Blvd
Suite 2200
Houston, Texas 77042
Fax:  713-586-7338
Attention:                     Lisa Manget Buchanan
Executive Vice President and General Counsel
with a copy to:
Jones Walker Law Firm
201 St. Charles Avenue
New Orleans LA 70170-5100
Fax:  1-504-589-8308
Attention:  Curtis R. Hearn
with an additional copy to:
O'Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111
Fax: (415) 984-8901
Attention: Suzzanne Uhland
(b)                  if to Purchaser:
Shelf Subsea Holdings Pte Ltd
80 Robinson Road #02-00
Singapore 068898
Fax:  (65) 6236 4399
Attention:  Marshall Allen

with a copy to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Fax:  (713) 615-5650
Attention:  W. Matthew Strock
and
Vinson & Elkins LLP
666 Fifth Avenue
26th Floor
New York, NY 10103-0040
Fax:  (917) 849-5381
Attention:  Steven M. Abramowitz
Notice by telecopy will be deemed delivered on the first Business Day after the date the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee.  Notice given by mail as set forth above will be deemed received three (3) Business Days after the same is postmarked.
11.3            Severability.  In the event that any provision of this Agreement or the application thereof becomes, or is declared by a court of competent jurisdiction to be, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.4            Entire Agreement.  This Agreement and any schedules or exhibits hereto constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, by and between, the parties with respect to the subject matter hereof and except as otherwise expressly provided herein.

11.5            Assignment.  This Agreement shall not be assigned by operation of law or otherwise.  Notwithstanding the foregoing, Purchaser may assign all of the rights and obligations under the Acquisition Documents to any Affiliate without the prior written consent of Stockholder, so long as Purchaser shall continue to remain obligated hereunder.

11.6            No Third-Party Beneficiaries.  Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.7            Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by Purchaser, Parent and Stockholder.

11.8            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without regard to any conflict or choice of law principles that would apply the substantive law of some other jurisdiction.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a Delaware state or federal court sitting in the City of Wilmington, and the Parties hereto hereby irrevocable submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive and agree not to assert any defense of an inconvenient forum to the maintenance of any such action or proceeding.  Notwithstanding the foregoing, the Bankruptcy Court shall have exclusive jurisdiction over all disputes arising under or in connection with this Agreement or any Acquisition Document, and each Party hereto hereby irrevocably submits and consents to the exclusive jurisdiction of the Bankruptcy Court for such purposes.

11.9            Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTION OF COMPANY, STOCKHOLDER, PARENT OR PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10                          Rules of Construction.  The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.11                          Counterparts.  This Agreement may be executed by facsimile signature and in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.12                          Specific Performance.

(a)            The Parties hereby acknowledge and agree that the failure of any Party to this Agreement to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other parties to this Agreement for which monetary damages, even if available, will not be an adequate remedy.  Accordingly, each of the Parties hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any Party's obligations hereunder.  The Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section 11.12 is without prejudice to any other rights that the Parties hereto may have for any failure to perform this Agreement. Notwithstanding the immediately foregoing sentence, it is explicitly agreed that the right of Stockholder or Parent to seek specific performance or other equitable remedies to enforce Purchaser's obligation to cause the Financing to be funded (but not the right of Stockholder or Parent to specific performance or other equitable remedies for obligations other than Purchaser's obligation to cause the Financing to be funded) shall be subject to the requirements that all of the conditions to Closing set forth in Section 7.2 were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing) at the time when the Closing would have been required to occur but for the failure of the Financing to be funded.

(b)            Other than each Party's right to receive specific performance set forth in this Section 11.12, the sole and exclusive remedy of Stockholder and Parent against Purchaser, the Funds and any of their respective former, current or future general or limited partners, equityholders, stockholders, controlling persons, management companies, members, managers, directors, officers, employees, agents, assignees or Affiliates and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of the foregoing (collectively, the "Purchaser Related Parties") will be retention of the Deposit by Stockholder in accordance with the terms and conditions of Section 3.5, and upon payment of such amounts, none of the Purchaser Related Parties will have any further liability or obligations relating to or arising out of any of the Acquisition Documents or the transactions contemplated by this Agreement. For the avoidance of doubt, Stockholder and Parent acknowledge and agree that such Parties may pursue either a grant of specific performance to the extent permitted by this Section 11.12 or the retention of the Deposit to the extent permitted by Section 3.5, and under no circumstances shall Stockholder, Parent or any of their Affiliates be permitted to seek or entitled to receive both (A) a grant of specific performance to require Purchaser to consummate the Closing and (B) retention of the Deposit.

(c)            In connection with any loss suffered as a result of any breach of any covenant or agreement in this Agreement, or in respect of any representation made or alleged to have been made in connection herewith, in each case, other than in a circumstance in which Stockholder is permitted to terminate this Agreement and retain the Deposit in accordance with Section 3.5, Seller and Company agree that the maximum aggregate monetary liability of Purchaser and the Purchaser Related Parties, if any, shall be limited to an amount equal to the Deposit, and in no event shall Stockholder or Parent seek to recover any money damages in excess of such amount.

11.13                          Failure or Delay Not Waiver; Remedies Cumulative.  No failure or delay on the part of any Party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Stockholder, Purchaser and Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CAL DIVE INTERNATIONAL PTE. LTD.

By:              /s/ Quinn Hébert
Name:  Quinn Hébert
Title:   Chief Executive Officer

CAL DIVE OFFSHORE CONTRACTORS, INC.

By:              /s/ Quinn Hébert
Name: Quinn Hébert
Title:   Chief Executive Officer

SHELF SUBSEA SERVICES PTE. LTD.

By:              /s/ Marshall Allen
Name:  Marshall Allen
Title:   Director

Exhibit A
List of Transition Services

The Transition Services Agreement will include the following list of services for 90 days following the Closing:

(a)     Cisco Phone System / routing (possibly based in Singapore)
(b)     Access to Oracle system in Houston
(c)            Level 3 Data Circuits (connectivity to Singapore, Houston, Core Services)
(d)            Cogent Internet Circuits in Houston and Dallas

(e)            Telstra Internet Circuit in Australia

(f)            Singtel Internet Circuit in Singapore

(g)            Websense

(h)            Australia payroll processing bureau

Exhibit B
Form of Stalking Horse Order